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TABLE OF CONTENTS

Filed Purusant to Rule 424(b)(5)
Registration No. 333-134559

$325,000,000

2.25% Convertible Subordinated Notes due June 15, 2013

        We are offering $325,000,000 of convertible notes. The convertible notes will mature on June 15, 2013. You may convert your convertible notes into shares of our common stock at any time prior to their maturity or their prior redemption or repurchase by us. The conversion rate is 32.4981 shares per $1,000 principal amount of convertible notes, subject to adjustment. This is equivalent to a conversion price of approximately $30.77 per share. Upon surrender of the convertible notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described in this prospectus. On May 31, 2006, the last reported sale price for our common stock was $23.67 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "CBST."

        We will pay interest on the convertible notes on June 15 and December 15 of each year. The first interest payment will be made on December 15, 2006. The convertible notes will be subordinated in right of payment to all of our future senior debt and are effectively subordinated to all debt and other liabilities of our subsidiaries. The convertible notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

        On or after June 20, 2011, we will have the option to redeem the convertible notes in cash, in whole or in part, but only if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to the day we give notice of redemption is greater than 150% of the applicable conversion price on the date of the notice. The cash redemption price will equal 100% of the principal amount of the convertible notes to be redeemed plus accrued and unpaid interest to the date of redemption. In the event of a fundamental change, as described in this prospectus, you will have the option, subject to specified conditions, to require us to repurchase for cash any convertible notes held by you, at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date or, in specified circumstances, to convert your convertible notes at an increased conversion rate based on the price paid per share of our common stock in the fundamental change transaction.

        See "Risk Factors" beginning on page 8 to read about important factors you should consider before buying the convertible notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%	$325,000,000
Underwriting discount	3.00%	$9,750,000
Proceeds, before expenses, to Cubist	97.00%	$315,250,000

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the convertible notes will accrue from the date of original issuance, expected to be June 6, 2006.

        To the extent that the underwriters sell more than $325,000,000 principal amount of convertible notes, the underwriters have the option to purchase up to an additional $25,000,000 principal amount of convertible notes from us at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June 6, 2006.

                Sole Book-Running Manager

Goldman, Sachs & Co.

Merrill Lynch & Co.
Pacific Growth Equities, LLC

Prospectus dated May 31, 2006.

PROSPECTUS SUMMARY

        This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the convertible notes or our common stock. You should carefully read this entire prospectus, including the "Risk Factors" section of this prospectus and the financial statements and the other information included or incorporated by reference in this prospectus, before making an investment decision.

Overview

        We are a biopharmaceutical company focused on the research, development and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. To date, we have concentrated exclusively on developing products for the antiinfective marketplace. We launched CUBICIN® (daptomycin for injection), our flagship product, in the United States in November 2003 after it was approved by the U.S. Food and Drug Administration, or FDA, for the treatment of complicated skin and skin structure infections, or cSSSI, caused by certain Gram-positive bacteria. On May 25, 2006, the FDA approved CUBICIN for the additional indication of Staphylococcus aureus, or S. aureus, bloodstream infections (bacteremia) including those with right-sided infective endocarditis, caused by methicillin-susceptible and methicillin-resistant isolates. In 2004, net product sales of CUBICIN were $58.6 million, in 2005, net product sales of CUBICIN were $113.5 million and in the first quarter of 2006, net product sales of CUBICIN were $37.9 million, including $0.6 million of international product sales.

        In January 2006, our licensee of development and commercialization rights of CUBICIN in the European Union, Chiron Healthcare Ireland Ltd, or Chiron, a subsidiary of Novartis AG, or Novartis, received approval of its Marketing Authorization Application, or MAA, for CUBICIN from the European Medicines Agency, or EMEA (the European Union equivalent to the FDA), for the treatment of complicated skin and soft-tissue infections, or cSSTI, where the presence of suseptible Gram-positive bacteria is confirmed or suspected. Chiron launched CUBICIN in the United Kingdom and the Netherlands in late March 2006, and in Germany in April 2006, while proceeding with pricing negotiations in other European Union markets.

        Our product pipeline includes our lipopeptide program, the product candidate HepeX-B™ and our natural products screening program.

Our Flagship Product: CUBICIN

        CUBICIN is the first antibiotic from a new class of antiinfectives called lipopeptides. Under laboratory conditions, CUBICIN exhibits rapid bactericidal activity against most clinically significant Gram-positive bacteria, including multi-drug resistant bacteria. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the United States for the treatment of cSSSI caused by susceptible strains of certain Gram-positive bacteria. With the recent FDA approval of the expanded label, CUBICIN is also the only once daily bactericidal antibiotic approved in the United States for the treatment of S. aureus bacteremia, including those with right-sided endocarditis, based on results of a prospective, randomized, controlled registration trial. CUBICIN has been on the market for more than two years and, as of the end of the first quarter of 2006, has been used in the treatment of an estimated 172,000 patients.

        We believe that CUBICIN provides an important advantage over existing antibiotic therapies in its approved indications, given its rapid bactericidal properties and distinct mechanism of action, its convenient once-daily dosing regimen, its similar safety profile to other intravenous, or IV, antibiotics and its spectrum of activity against both susceptible strains of Gram-positive pathogens and strains that are resistant to other antibiotic therapies. The increasing prevalence of drug-resistant bacterial pathogens is a concern to the infectious disease community.

Clinical Development of CUBICIN

        CUBICIN has been approved in the United States for the treatment of cSSSI caused by certain Gram-positive bacteria since September 2003. On May 25, 2006, we received approval for CUBICIN for the additional indication of S. aureus bacteremia, including those with right-sided infective endocarditis.

        We currently are conducting a Phase 4 clinical trial to further assess the safety, efficacy and pharmacokinetics of CUBICIN in patients with cSSSI who also have various degrees of renal impairment, including those that require dialysis. In February 2005, clinical sites began screening for eligible subjects. However, enrollment has been difficult and slower than expected. We have recently completed an ascending dose tolerability study. This study evaluated the pharmacokinetics, safety and tolerability of CUBICIN when administered to healthy volunteers at doses of up to 12 mg/kg once daily for 14 days. Results of this study indicate that CUBICIN was well tolerated at those levels. In August 2005, we began enrolling patients in a Phase 1 pediatric study designed to assess the pharmacokinetics and tolerability of CUBICIN in subjects between the ages of two and seventeen inclusive, who have proven or suspected Gram-positive infections for which they are receiving standard antibiotic therapy. We have enrolled 20 of the 24 targeted subjects for this study.

U.S. Market Performance of CUBICIN

        We generated $58.6 million in net product sales of CUBICIN in 2004 and $113.5 million in net product sales of CUBICIN in 2005. In the first quarter of 2006, we generated $37.9 million in net product sales of CUBICIN, including $0.6 million of international product sales. We market CUBICIN to the top U.S. hospitals that dispense the majority of the prescriptions for parenteral antibiotics to treat Gram-positive cSSSI. Most of our sales representatives and business directors have extensive hospital-based sales experience and many have previously sold antiinfectives to the hospitals in their current territories. In order to prepare for the launch of our expanded label, we began to expand our calling effort from approximately 1,300 U.S. hospitals to approximately 1,850 and increased our sales force by 36 sales representatives to a total of approximately 135, as of the end of the first quarter of 2006. Our sales force began to promote the expanded label for CUBICIN immediately following the recent FDA approval.

The International Opportunity for CUBICIN

        In October 2003, we entered into an international commercialization agreement with Chiron for the development and commercialization of CUBICIN in Western and Eastern Europe, Australia, New Zealand, India and certain Central American, South American and Middle Eastern countries. In January 2006, Chiron received approval from the EMEA of its MAA for CUBICIN for the treatment of complicated skin and soft tissue infections, or cSSTI, where the presence of susceptible Gram-positive bacteria is confirmed or suspected. Chiron launched CUBICIN in the United Kingdom and the Netherlands in late March, and in Germany in April, while proceeding with pricing negotiations in other European Union markets. In addition, one of our collaborators, Medison Pharma, Ltd., has received approval for marketing CUBICIN in Israel. We also have entered into agreements with collaborators for the commercialization of CUBICIN in Taiwan, Canada and South Korea. We intend to seek additional development and commercialization agreements in other markets around the world to maximize potential global sales of CUBICIN.

Our Product Development Pipeline

        Our research and development programs focus on opportunities created by unmet needs in the acute care antiinfective market and leverage the expertise and experience we have gained through the development of and continued clinical program supporting CUBICIN. Our lipopetide research and development program is focused on developing an antibiotic candidate with activity in the lung to complement CUBICIN, which binds with surfactant in the lung making CUBICIN inactive against inhaled bacteria that cause pneumonia. During 2005, we identified a number of promising lipopeptide candidates. In 2006, we began the preclinical evaluation of these candidates. We plan to file an investigational new drug application for a first candidate in our lipopeptide program by the end of 2006.

        We are evaluating HepeX-B, a monoclonal antibody product candidate that we licensed from XTL Biopharmaceuticals Ltd., or XTLbio, to determine its potential as a therapy for the prevention of re-infection by the Hepatitis B virus in liver transplant patients. We released data from a Phase 2 clinical trial of HepeX-B in December 2005. We plan to meet with the FDA shortly to review these data and discuss a potential Phase 3 clinical trial design. We are gaining important experience with monoclonal antibodies through this clinical program.

        In our natural products program, we are using proprietary assets and technologies to leverage biodiversity in the soil as a means of natural product drug discovery. More than 30% of new chemical entities on the market today—and more than 70% of antibiotics—have been derived from natural products. Our efforts in this area are focused on screening for novel antimicrobial drug candidates.

Our Address

        We were incorporated as a Delaware corporation on May 1, 1992. Our principal executive offices are located at 65 Hayden Avenue, Lexington, Massachusetts 02421, and our telephone number is (781) 860-8660.

        Our web site is located at www.cubist.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. Cubist and CUBICIN are our registered trademarks. This prospectus contains trademarks and trade names of other companies.

The Offering

Securities Offered	$325,000,000 aggregate principal amount of 2.25% Convertible Subordinated Notes due June 15, 2013. We have also granted the underwriters an option to purchase up to an additional $25,000,000 aggregate principal amount of convertible notes.
Interest	The convertible notes will bear interest at an annual rate of 2.25%. Interest is payable on June 15 and December 15 of each year, beginning on December 15, 2006.
Maturity Date	June 15, 2013, unless earlier redeemed, repurchased or converted.
Conversion	The convertible notes are convertible into shares of our common stock at a conversion rate of 32.4981 shares per $1,000 principal amount of convertible notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $30.77 per share. The convertible notes are convertible at any time until the close of business on the last business day prior to maturity, unless previously redeemed or repurchased. Upon surrender of the convertible notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under "Description of Notes—Conversion of Notes—Conversion Consideration." Upon conversion, you will not receive any cash representing accrued interest, except in limited circumstances. See "Description of Notes—Conversion of Notes—Conversion Procedures."
Subordination	The convertible notes are unsecured obligations of Cubist and will be subordinated in right of payment to all of our future senior indebtedness. See "Description of Notes—Subordination." The convertible notes are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries. Although we have no senior indebtedness currently outstanding, the indenture governing the convertible notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.
Optional Redemption	We do not have the right to redeem the convertible notes prior to June 20, 2011. At any time on or after June 20, 2011, we will have the right, at our option, to redeem the convertible notes in cash, in whole or in part, but only if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to the day we give notice of redemption is greater than 150% of the applicable conversion price on the date of the notice. The cash redemption price will equal 100% of the principal amount of the convertible notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Sinking Fund	None.
Repurchase at Option of Holder Upon a Fundamental Change	If we experience a fundamental change, as described under "Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change," holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their convertible notes. The cash price we are required to pay will equal 100% of the principal amount of the convertible notes to be repurchased plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.
Adjustment to Conversion Rate Upon a Fundamental Change	If a holder elects to convert convertible notes in connection with a fundamental change, we will in specified circumstances increase the conversion rate by a specified number of additional shares, depending on our common stock price at that time, as described under "Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change."
Use of Proceeds	We intend to use a portion of the net proceeds of this offering to redeem the outstanding $165.0 million of our 5 1/2% convertible subordinated notes pursuant to their contractual redemption provisions at a redemption price of 102.357% of the outstanding principal amount plus accrued and unpaid interest to the redemption date. We intend to use the remaining proceeds to increase investment in the commercialization of CUBICIN, to increase investment in building our pipeline via internal and external sources and for working capital and other general corporate purposes. See "Use of Proceeds."
Trading	The convertible notes will not be listed on any securities exchange or quoted on the Nasdaq National Market. Our common stock is quoted on the Nasdaq National Market under the symbol "CBST."
Risk Factors	Investment in the convertible notes involves risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before buying any convertible notes.

Summary Consolidated Financial Data

        The statement of operations data for each of the three years in the period ended December 31, 2005 have been derived from our consolidated audited financial statements. The statement of operations data for the three months ended March 31, 2005 and 2006, and the balance sheet data as of March 31, 2006, are unaudited but include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such data. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(In thousands, except share and per share data)
Statement of Operations Data:
Product revenues, net	$1,673	$58,559	$113,514	$20,889	$37,941
Other revenues	2,043	9,512	7,131	2,793	2,114

Total revenues, net	3,716	68,071	120,645	23,682	40,055

Costs and expenses:
Cost of product revenues	816	20,249	32,739	6,925	10,132
Research and development	54,505	57,182	51,673	13,743	13,581
Sales and marketing	21,090	35,019	42,331	9,545	14,068
General and administrative	29,978	20,234	19,335	4,762	6,668

Total costs and expenses	106,389	132,684	146,078	34,975	44,449

Interest income	2,182	1,767	3,292	760	939
Interest expense	(13,601)	(13,607)	(9,836)	(2,459)	(2,459)
Other income (expense)	(911)	(59)	125	110	34

Net loss	$(115,003)	$(76,512)	$(31,852)	$(12,882)	$(5,880)

Basic and diluted net loss per common share	$(3.61)	$(1.86)	$(0.60)	$(0.25)	$(0.11)

Weighted average number of common shares outstanding for basic and diluted net loss per common share	31,872,555	41,228,275	53,053,307	51,506,878	54,079,305

        The following table summarizes our balance sheet data at March 31, 2006:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect our sale of $325.0 million in principal amount of the convertible notes in this offering, after deducting the estimated underwriting discount and offering expenses payable by us, and our use of a portion of the net proceeds to redeem $165.0 million of outstanding 5 1/2% subordinated convertible notes at a redemption price of 102.357% of the outstanding principal amount plus accrued interest through March 31, 2006.

	As of March 31, 2006
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and investments	$92,870	$235,025
Total assets	209,305	359,672
Total debt	165,000	325,000
Other long-term liabilities	2,382	2,382
Stockholders' equity	$17,473	$11,621

Deficiency of Earnings to Fixed Charges

        The following table sets forth the deficiency of our earnings to fixed charges for the periods indicated. We recorded a net loss from continuing operations for each of the five years in the period ended December 31, 2005 and for the three months ended March 31, 2005 and 2006. As a result, earnings were insufficient to cover fixed charges for each of those periods. See "Deficiency of Earnings to Fixed Charges" on page 31 for more information.

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)

Deficiency of earnings to fixed charges	$(69,854)	$(82,412)	$(115,003)	$(76,512)	$(31,852)	$(12,882)	$(5,880)

RISK FACTORS

        Investing in our company involves a high degree of risk. You should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the value of the convertible notes being offered in this offering or the market price of our common stock to decline, and could cause you to lose all or part of your investment.

Risks Related to Our Business

We depend heavily on the success of our lead product CUBICIN, which may not continue to be widely accepted for the treatment of cSSSI and may not be accepted at all for treatment of new indications by physicians, patients, third-party payors, or the medical community in general.

        We have invested a significant portion of our time and financial resources in the development of CUBICIN. We anticipate that in the near term our ability to generate revenues will depend solely on the continued commercial success of CUBICIN, which depends upon its continued acceptance by the medical community and the potential for future market demand and medical need for CUBICIN. CUBICIN was approved by the FDA in September 2003 for the treatment of complicated skin and skin structure infections, or cSSSI, and launched in the United States in November 2003. In September 2005, we filed a sNDA with the FDA seeking priority review for approval to add the treatment of bacteremia including known or suspected endocarditis caused by S. aureus to the indication statement for CUBICIN. On March 24, 2006, we announced that we had received Approvable Letter from the FDA related to our sNDA. On May 25, 2006, the FDA approved CUBICIN for the additional indication of S. aureus bloodstream infections (bacteremia) including those with right-sided infective endocarditis, caused by methicillin-susceptible and methicillin-resistant isolates.

        We do not have extensive experience as to the sales of this product. Accordingly, we cannot be sure that CUBICIN will continue to be accepted by purchasers in the pharmaceutical market for the treatment of cSSSI. In addition, we cannot be sure that CUBICIN will be accepted at all for the treatment of S. aureus bacteremia, including those with right-sided infective endocarditis or in any additional approved indications, should we receive approval by the FDA of any future sNDAs. Further, CUBICIN currently competes with a number of existing antiinfective drugs manufactured and marketed by major pharmaceutical companies and potentially against new antiinfective drugs that are not yet marketed. The degree of continued market acceptance of CUBICIN, and our ability to grow revenues from the sale of CUBICIN, depends on a number of additional factors, including:

  •
  demonstration of the clinical efficacy and safety of CUBICIN;

  •
  the scope and likelihood of regulatory approval of any new indications for CUBICIN;

  •
  the advantages and disadvantages of CUBICIN compared to alternative therapies;

  •
  our ability to educate the medical community about the safety and efficacy of CUBICIN;

  •
  the reimbursement policies of government and third-party payors; and

  •
  the market price of CUBICIN and alternative therapies.

        We cannot be sure that physicians, patients, third-party payors, or the medical community in general will continue to accept and utilize CUBICIN. Even if the medical community accepts that CUBICIN is safe and efficacious for its approved indications and any future approved indications, physicians may choose to restrict the use of CUBICIN due to antibiotic resistance concerns and both physicians and pharmacy departments may choose other antibiotics on the basis of cost.

Our ability to grow revenues from the commercialization and sale of CUBICIN will be limited if we do not obtain approval to market CUBICIN for additional therapeutic uses, obtain approval in additional countries outside of the United States, or fulfill certain post-approval requirements of the FDA relating to CUBICIN.

        We intend to seek regulatory approval for additional indications. To do so, we will need to successfully conduct additional clinical trials and then apply for and obtain the appropriate regulatory approvals. Our revenues may not grow as expected and our business and operating results may be harmed if additional indications for CUBICIN are not approved in the United States.

        In January 2006, the EMEA granted final approval to Chiron for marketing CUBICIN in the European Union for the treatment of cSSTI, where the presence of susceptible Gram-positive bacteria is confirmed or suspected. Chiron and our other collaborators have submitted or plan on submitting applications for approvals to market CUBICIN in other territories, however, we cannot be sure that any regulatory authority will approve these or any future submissions on a timely basis or at all.

        In addition, the FDA approval to market CUBICIN in the United States for the treatment of cSSSI requires that we conduct a Phase 4 clinical trial to assess the safety, efficacy and pharmacokinetics of CUBICIN in renal impairment patients with cSSSI who also have various degrees of renal impairment, including those that require dialysis. In connection with the recent FDA approval to market CUBICIN in the United States for S. aureus bacteremia, including those with right-sided infective endocarditis, we will be required to design and complete a Phase 4 clinical trial evaluating the potential impact of CUBICIN in combination therapy in the treatment of S. aureus infective endocarditis. We anticipate that we will submit our protocol for this trial by November 2006. Clinical sites began screening for eligible subjects for our Phase 4 renal impairment study in February 2005. Enrollment of eligible subjects in this study has been difficult and slower than expected. It is possible that the FDA may require modifications to this study to address the issue of slower than expected enrollment of eligible subjects. Our business would be seriously harmed if we do not complete this study and the FDA, as a result, requires us to change the marketing label for CUBICIN in respect to patients with renal impairment. In addition, adverse medical events that occur during the Phase 4 clinical trials or during commercial marketing could result in the temporary or permanent withdrawal of CUBICIN from commercial marketing, which could seriously harm our business and cause our stock price to decline.

If we are unable to generate revenues from any drug products other than CUBICIN, our ability to create long-term shareholder value may be limited.

        Apart from CUBICIN, we have no other drug products that have been approved by the FDA, and our current pipeline does not include any drug candidates that will generate revenues in the near term. Unless and until we are able to develop, in-license or acquire other successful drug products, we will continue to rely solely on CUBICIN for our sales revenues. If we are unable to bring any of our current or future drug candidates to market, or to acquire any marketed drug products, our ability to create long-term shareholder value may be limited.

        We have only one drug candidate, HepeX-B, in clinical development. Based on HepeX-B's current stage of clinical development, there is still a significant risk that HepeX-B will never be approved for commercialization. Even if we are able to commercialize HepeX-B, the anticipated market potential for HepeX-B is much smaller than that for CUBICIN. While we are researching other drug candidates for potential clinical development, including a second generation lipopeptide, most drug candidates never make it to the clinical development stage. Even those that do make it into clinical development have only a small chance of gaining regulatory approval and becoming a drug product. We also seek out opportunities to partner with other companies to acquire rights to other drug candidates or drug products, but there is no guarantee that we will be successful in these efforts. In fact, the market to acquire rights to promising drug candidates and drug products is highly competitive, and we are often competing for such rights against companies with significantly more resources and experience.

We will need to obtain regulatory approvals for our other drug candidates, and our ability to generate revenues from the commercialization and sale of products resulting from our development efforts will be limited by any failure to obtain these approvals.

        The FDA and comparable regulatory agencies in foreign countries impose substantial requirements for the development, production and commercial introduction of drug products. These include lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. All of our drug candidates will require governmental approvals for commercialization. To date, we have not obtained government approval for any drug product other than CUBICIN for the indications of cSSSI and S. aureus bacteremia, including those with right-sided infective endocarditis in the United States. Our collaborator, Chiron, has received approval for marketing CUBICIN in the European Union for the indication of cSSTI and in Argentina for cSSSI, and our collaborator, Medison Pharma, Ltd., has received approval for marketing CUBICIN in Israel for the indication of cSSSI. Pre-clinical testing, clinical trials and manufacturing of our drug candidates will be subject to rigorous and extensive regulation by the FDA and corresponding foreign regulatory authorities. In addition, such authorities, including the FDA, may impose more stringent requirements than currently in effect, which may adversely affect our planned drug development efforts. Satisfaction of the requirements of the FDA and of foreign regulatory agency requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate. The approval procedure and the time required to obtain approval also varies among countries. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions.

        No product can receive FDA approval unless human clinical trials show both safety and efficacy for each target indication in accordance with FDA standards. We have limited experience conducting clinical trials. The majority of drug candidates that begin human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Failure to demonstrate the safety and efficacy of our drug candidates for each target indication in clinical trials would prevent us from obtaining required approvals from regulatory authorities, which would prevent us from commercializing those drug candidates. The results of our clinical testing of a drug candidate may cause us to suspend, terminate or redesign our clinical testing program for that drug candidate. We cannot be sure when we, independently or with our collaborators, might be in a position to submit additional drug candidates for regulatory review. Negative or inconclusive results from the clinical trials or adverse medical events during them could cause the clinical trials to be repeated, extended, or a program to be terminated, even if other studies or trials relating to the program are successful. In addition, data obtained from clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we cannot be sure that regulatory approval will be granted for drug candidates that we submit for regulatory review. Moreover, if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed as well as additional post-approval requirements.

        Our ability to generate revenues from the commercialization and sale of additional drug products will be limited by any failure to obtain these approvals.

If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business.

        Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming and expensive process that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology and pharmaceutical industries, including companies with greater experience in pre-clinical testing and clinical trials than we have, have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. In our own case, clinical trials of CUBICIN for the treatment of community acquired pneumonia failed to demonstrate sufficient efficacy despite promising results in pre-clinical and early clinical trials.

        Our clinical trials must be carried out under protocols that are acceptable to regulatory authorities and to the committees responsible for clinical studies at the sites at which the studies are conducted. There may be delays in preparing protocols or receiving approval for them that may delay either or both of the start and finish of our clinical trials. Feedback from regulatory authorities or results from earlier stage clinical studies might require modifications or delays in later stage clinical trials. These types of delays can result in increased development costs and delayed regulatory approvals. Our ability to secure clinical trial insurance at a reasonable cost could also cause delays.

        Furthermore, there are a number of additional factors that may cause delays in our clinical trials. We have limited experience in conducting pre-clinical testing or clinical trials. We currently have one drug candidate, HepeX-B, in clinical development, and CUBICIN is being studied in additional clinical trials. The rate of completion of our clinical trials is also dependent in part on the rate of patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. For example, our clinical trial to determine the safety and efficacy of using CUBICIN to treat bacteremia with known or suspected endocarditis, experienced delays attributable to slow enrollment. In addition, our clinical trials may be delayed by one or more of the following factors:

  •
  inability to manufacture sufficient quantities of acceptable materials for use in clinical trials;

  •
  inability to adequately follow patients after treatment;

  •
  the failure of third-party clinical trial managers to perform their oversight of the trials;

  •
  the failure of our clinical investigational sites and related facilities and records to be in compliance with the FDA's Good Clinical Practices;

  •
  inability to enroll study subjects; or

  •
  the FDA placing a trial on "clinical hold" or temporarily or permanently stopping a trial for a variety of reasons, principally for safety concerns.

        We plan to change the method of manufacture and method of delivery of HepeX-B prior to conducting future clinical trials for this drug candidate. We also plan to meet with the FDA shortly to review the HepeX-B Phase 2 data and discuss a potential Phase 3 clinical trial design. Any problems encountered in the course of changing the method of manufacture or method of delivery for this drug candidate, or in designing our Phase 3 clinical trial, could delay further clinical development.

        If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

We face significant competition from other biotechnology and pharmaceutical companies, particularly with respect to CUBICIN, and our operating results will suffer if we fail to compete effectively.

        The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical and chemical companies, biotechnology companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis technologies and drug products that are more effective or less costly than CUBICIN or any drug candidate that we are currently developing or that we may have or develop, which could render our technology obsolete and noncompetitive.

        The competition in the market for therapeutic products that address infectious diseases is intense. CUBICIN faces competition from commercially available drugs such as vancomycin, marketed generically by Abbott, Shionogi & Co., Ltd., and others, Zyvox, marketed by Pfizer, Inc., Synercid, marketed by King Pharmaceuticals, Inc., and Tygacil, marketed by Wyeth. In particular, vancomycin has been a widely used and well known antibiotic for over 40 years and is sold in a relatively inexpensive generic form. In addition, Pfizer could receive FDA approval for Dalbavancin after it resolves the drug candidate's approvable status with the FDA. In addition, there are other drug candidates in development, examples of which are Ceftobiprole and Telavancin, which, if approved, would compete in the IV antibiotic market. If price competition inhibits the acceptance of CUBICIN, if the reluctance of physicians to switch from existing drug products to CUBICIN inhibits the acceptance of CUBICIN, or if physicians switch to new drug products, or choose to reserve CUBICIN for use in limited circumstances, we will not achieve our business plan. In addition, CUBICIN may face competition from drug candidates currently in clinical development, drug candidates that could receive regulatory approval before CUBICIN in countries outside the United States. The inability to compete with existing drug products or subsequently introduced drug products would have a material adverse impact on our operating results.

We are completely dependent on third parties to manufacture CUBICIN, and our commercialization of CUBICIN could be stopped, delayed, or made less profitable if those third parties fail to provide us with sufficient quantities of CUBICIN or fail to do so at acceptable prices.

        We do not have the capability to manufacture our own CUBICIN active pharmaceutical ingredient, or API. We have entered into a manufacturing and supply agreement with ACS Dobfar SpA, or ACS, to manufacture and supply us with CUBICIN drug substance for commercial purposes. ACS is our sole provider of our commercial supply of CUBICIN API. Pursuant to our agreement with ACS, ACS currently stores some CUBICIN API at its facilities in Italy.

        In addition, we do not have the capability to manufacture our own CUBICIN finished drug product. We have entered into manufacturing and supply agreements with both Hospira, Inc., or Hospira, and Cardinal Health PTS, LLC, or Cardinal, to manufacture and supply to us finished product. We began to sell product finished by Cardinal in the third quarter of 2005.

        If Cardinal, Hospira, or, in particular, ACS, experiences any significant difficulties in its manufacturing processes for CUBICIN API or finished product, we could experience significant interruptions in the supply of CUBICIN. Our inability to coordinate the efforts of our third party manufacturing partners, or the lack of capacity available at our third party manufacturing partners, could impair our ability to supply CUBICIN at required levels.

        Because the ACS manufacturing facilities are located in Italy, we may also experience interruption or significant delay in the supply of CUBICIN API due to natural disasters, acts of war or terrorism, shipping embargoes, labor unrest or political instability in Italy. In any such event, the supply of CUBICIN API stored at ACS could also be impacted.

        If we are required to transfer manufacturing processes from our bulk or finished drug product manufacturers to other third-party manufacturers, we would be required to satisfy various additional regulatory requirements, and we could experience significant interruptions in the supply of CUBICIN.

        We cannot guarantee that we will be able to reduce the costs of commercial scale manufacturing of CUBICIN over time. If the manufacturing costs of CUBICIN remain high, it may significantly delay or prevent Cubist from achieving profitability. In order to reduce costs, we may need to develop and implement process improvements. In order to implement such process improvements, we will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that such approvals will be granted or granted in a timely fashion. We cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

We have collaborative relationships that may expose us to a number of risks.

        We have entered into, and anticipate continuing to enter into, collaborative arrangements with multiple third parties to discover, test, manufacture and market drug candidates and drug products. In October 2003, we entered into an international commercialization agreement with Chiron to seek regulatory approvals and commercialize CUBICIN in Europe, Australia, New Zealand, India and certain Central American, South American and Middle Eastern countries. In April 2006, Chiron's parent corporation was acquired by Novartis. Novartis is now able to exercise control over our CUBICIN partner for Europe and Chiron's other territories. We have also entered into agreements with partners for the commercialization of CUBICIN in Israel, Taiwan, Canada and South Korea. In addition to commercial collaborations, we collaborate with a variety of other companies for manufacturing, clinical trials, clinical and preclinical testing, and research activities. Collaborations such as these are necessary for us to research, develop, and commercialize drug candidates. We cannot be sure that we will be able to establish any additional collaborative relationships on terms acceptable to us or that we will be able to work successfully with our existing collaborators or their successors.

        Reliance on collaborative relationships poses a number of risks including the following:

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  our collaborators may not perform their obligations as expected;

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  the focus of, amount and timing of resources dedicated by our collaborators to their respective collaborations with us is not under our control;

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  some drug candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own drug candidates or drug products;

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  our collaborators may not elect to proceed with the development of drug candidates that we believe to be promising;

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  disagreements with collaborators, including disagreements over proprietary rights or contract interpretation, might cause delays or termination of the research, development or commercialization of drug candidates, might lead to additional responsibilities with respect to drug candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive; and

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  some of our collaborators might develop independently, or with others, drug products that could compete with ours.

        Collaborative arrangements with third parties are a critical part of our business strategy, and any inability on our part to be able to establish collaborations on terms favorable to us or to work successfully with our collaborators will have an adverse effect on our operations and financial performance.

We depend on third parties in the conduct of our clinical trials for CUBICIN and HepeX-B and expect to do so with respect to other drug candidates, and any failure of those parties to fulfill their obligations could adversely affect our development and commercialization plans.

        We depend on independent clinical investigators, contract research organizations and other third party service providers in the conduct of our clinical trials for CUBICIN and HepeX-B and expect to do so with respect to other drug candidates. We rely heavily on these parties for successful execution of our clinical trials but do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the further development, approval and commercialization of CUBICIN and that of future drug candidates.

If we are unable to maintain satisfactory sales and marketing capabilities, we may not succeed in commercializing CUBICIN.

        Until our launch of CUBICIN in November 2003, we had not previously marketed or sold a drug product. In connection with our launch of CUBICIN, we developed our own sales and marketing capabilities in the United States, and we continue to develop those capabilities. We added 36 sales representatives to our existing sales force in the first quarter of 2006. Therefore, our expanded U.S. sales and marketing team has worked together for a limited period of time. We cannot guarantee that we will continue to be successful in marketing CUBICIN on our own in the United States. Chiron began its launch of CUBICIN in the United Kingdom and the Netherlands in 2006. Even if we obtain additional approvals to market CUBICIN in one or more of the countries in which we intend to commercialize CUBICIN pursuant to our collaboration agreement with Chiron or our other current or future collaborations, we cannot guarantee that we or our collaborators will be successful in marketing CUBICIN in international markets.

We have incurred substantial losses in the past and expect to incur additional losses.

        Since we began operations, we have incurred substantial net losses in every fiscal period. We incurred a net loss of $5.9 million for the quarter ended March 31, 2006 and $31.9 million for the year ended December 31, 2005. At March 31, 2006, we had an accumulated deficit of $489.7 million. These losses have resulted from costs associated with conducting research and development, conducting clinical trials, commercialization efforts and associated administrative costs.

        We expect to incur additional operating losses during 2006 related to the continued development and commercialization of CUBICIN, the development of our other drug candidates, as well as investments in other product opportunities. As a result, we cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of our common stock may decline.

We may require additional funds.

        Currently, we are not a self-sustaining business, and certain economic and strategic factors may require us to seek additional funds. We believe that the net proceeds from this offering, our existing cash, cash equivalents, investments and the anticipated cash flow from revenues will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least 2008. We expect capital outlays and operating expenditures to increase over the next several years as we continue our commercialization of CUBICIN, actively seek to acquire or in-license additional products or product candidates, and expand our research and development activities and infrastructure. We may need to spend more money than currently expected because of unforeseen circumstances or circumstances beyond our control. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our shareholders or us.

        We may seek additional funding through public or private financing or other arrangements with collaborators. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

        Our annual debt service obligations on our $165.0 million 5 1/2% subordinated convertible notes due in November 2008 are approximately $9.1 million per year in interest payments. Our annual debt service obligations on the $325.0 million in aggregate principal of the convertible notes sold in this offering, assuming no exercise by the underwriters of their option to purchase additional convertible notes, will be approximately $7.3 million per year in interest payments. We intend to use a portion of the net proceeds from this offering to redeem the 5 1/2% subordinated convertible notes. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations or to repay our debt, we may be forced to delay or terminate clinical trials or curtail operations. We may also be forced to obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If we fail to obtain additional capital, we will not be able to execute our current business plan successfully.

We may not be able to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of CUBICIN, our other drug candidates and our research technologies.

        Our commercial success will depend in part on obtaining and maintaining U.S. and foreign patent protection for CUBICIN, our drug candidates, and our research technologies and successfully enforcing and defending these patents against third party challenges. We consider that in the aggregate our unpatented proprietary technology, patent applications, patents and licenses under patents owned by third parties are of material importance to our operations. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. The actual protection afforded by a patent can vary from country to country and may depend upon the type of patent, the scope of its coverage and the availability of legal remedies in the country. Legal standards relating to the validity and scope of patents covering pharmaceutical and biotechnological inventions are continually developing, both in the United States and other important markets outside the United States. Our patent position is highly uncertain and involves complex legal and factual questions, and we cannot predict the scope and breadth of patent claims that may be afforded to our patents or to other companies' patents. We cannot assure you that the patents we obtain or the unpatented proprietary technology we hold will afford us significant commercial protection.

        The primary composition of matter patent covering CUBICIN in the United States has expired. We own or have licensed a limited number of patents directed toward methods of administration and methods of manufacture of CUBICIN. We cannot be sure that patents will be granted with respect to any of our pending patent applications for CUBICIN, our other drug candidates, or our research technologies, or with respect to any patent applications filed by us in the future; nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting CUBICIN, our other drug candidates or our other technology.

        The degree of future protection for our proprietary rights is uncertain. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide sufficient protection against competing products or processes.

        If our collaborators or consultants develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and/or processes. Such inventions and/or processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Moreover, the laws of foreign countries in which we market our drug products may afford little or no effective protection of our intellectual property, thereby easing our competitors' ability to compete with us in such countries.

        We may engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or by such agreements.

        We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we maintain a competitive advantage by relying on trade secret and unpatented proprietary information, such competitive advantage may be compromised if others independently develop the same or similar technology, resulting in an adverse effect on our business, financial condition and results of operations. We seek to protect trade secrets and proprietary information in part through confidentiality provisions and invention assignment provisions in agreements with our collaborative partners, employees and consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches.

        Our trademarks, CUBICIN, Cubist, and HepeX-B (licensed from XTLbio) in the aggregate are considered to be material to our business. All are covered by registrations or pending applications for registration in the U.S. Patent and Trademark Office and in other countries. Trademark protection continues in some countries for as long as the mark is used and, in other countries, for as long as it is registered. Registrations generally are for fixed, but renewable, terms. We cannot assure you that the trademark protection that we have pursued or will pursue in the future will afford us significant commercial protection.

Third-party patent and intellectual property rights may interfere with our ability to commercialize drug products and research technologies.

        Because the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions, there can be no assurance that the patents owned and licensed by us, or any future patents, will ensure that others will not be issued patents that may prevent the sale of our drug products or require licensing and the payment of significant fees or royalties. Moreover, to the extent that any of our drug products or methods infringe the patents of a third party, or that our patents or future patents fail to give us an exclusive position in the subject matter claimed in those patents, we will be adversely affected. Patent disputes are frequent and can preclude the commercialization of products. If our drug candidates, drug products, or processes are found to infringe the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates or drug products could be severely restricted or prohibited. We may be unable to avoid infringement of a third-party patent and may have to obtain a license, defend an infringement action, or challenge the validity of a patent in a court of law or agency of competent jurisdiction. A license may be unavailable on terms and conditions acceptable to us, if at all. Intellectual property litigation can be expensive and time-consuming, and we may be unable to prevail in any such litigation or devote sufficient resources to pursue such litigation. If we do not obtain an appropriate license, if we are found liable for patent infringement or trade secret misappropriation, or if we are not able to have such patents declared invalid and/or unenforceable, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, and/or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

If we are unable to discover, in-license or acquire drug candidates, we will not be able to implement our current business strategy.

        Our approach to drug discovery is unproven. We have not tested in humans any drug candidates developed from our drug discovery program, and we cannot assure you that we will test in humans any internally developed drug candidates or that there will be clinical benefits associated with any drug candidates that we do develop.

        Our drug product, CUBICIN, and our other current and former drug candidates are the result of in-licensing patents and technologies from third parties. These in-licensing activities represent a significant expense for Cubist and generally require us to pay royalties to other parties on product sales. Unless we are able to use our drug discovery approach to identify suitable drug candidates, acquisition or in-licensing will be our only source of drug candidates. However, there can be no assurance that we will be able to acquire additional desirable drug candidates on acceptable terms, or at all.

        If we are unable to develop successfully our drug candidates, we will not be able to implement our business strategy. Even if we succeed in discovering or acquiring drug candidates, there can be no assurance that we will be successful in developing them. For example in February 2004, we discontinued, due to observed adverse events, clinical development of CAB-175, a parenteral cephalosporin antibiotic that we had in-licensed from Sandoz GmbH, and in April 2004, we discontinued, as a result of data from human clinical research studies, development of oral formulations of ceftriaxone, a broad-spectrum antibiotic for which we had licensed the underlying technology from International Health Management Associates and the University of Utah. Failure to develop new drug candidates successfully would have a material adverse effect on our business, operating results and financial condition.

A variety of risks associated with our international business relationships could materially adversely affect our business.

        We have manufacturing, collaborative and clinical trial relationships outside the United States, and we expect CUBICIN to be marketed worldwide. Consequently, we are, and will continue to be, subject to additional risks related to operating in foreign countries. Associated risks of conducting operations in foreign countries include:

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  differing regulatory requirements for drug approvals in foreign countries;

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  the potential for so-called parallel importing;

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  unexpected changes in tariffs, trade barriers and regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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  foreign taxes, including withholding of payroll taxes;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business or operating a subsidiary in another country;

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  workforce uncertainty in countries where labor unrest is more common than in the United States;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geo-political actions, including war and terrorism.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

        Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends in large part upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. Historically, we have been highly dependent on our management and scientific and medical personnel. In order to induce valuable employees to remain at Cubist, we have provided options that vest over time. The value to employees of options that vest over time is significantly affected by movements in our stock price that we cannot control and may at any time be insufficient to counteract more lucrative offers from other companies. We have also provided retention letters to a limited number of key employees. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. The loss of the services of any of our executive officers or other key employees could potentially harm our business or financial results. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel. Other biotechnology and pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these factors may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can discover, develop and commercialize drug candidates will be limited.

We may undertake additional strategic acquisitions in the future, and we may not realize the benefits of such acquisitions.

        Although we have limited experience in acquiring businesses and have completed only one business acquisition since our inception, we may acquire additional businesses that we believe will complement or augment our existing business. If we acquire businesses with promising drug candidates or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to move one or more drug candidates through pre-clinical and/or clinical development to regulatory approval and commercialization. Integrating any newly acquired businesses or technologies could be expensive and time-consuming, resulting in the diversion of resources from our current business. We may not be able to integrate any acquired business successfully. We cannot assure you that, following an acquisition, we will achieve revenues, specific net income or loss levels that justify the acquisition or that the acquisition will result in increased earnings, or reduced losses, for the combined company in any future period. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which would result in dilution for stockholders or the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

Our business may suffer if we fail to manage our growth effectively.

        If our potential drug candidates continue to progress in development or we expand the commercialization of CUBICIN, we will continue to build our organization and require significant additional investment in personnel, management systems and resources. Our ability to expand the commercialization of our products, achieve our research and development objectives, and satisfy our commitments under our collaboration agreements depends on our ability to respond effectively to these demands and expand our internal organization to accommodate additional anticipated growth. If we are unable to manage our continued growth effectively, there could be a material adverse effect on our business.

Risks Related to Our Industry

Our products will be subject to ongoing regulatory review.

        Regulatory approvals can be conditioned on certain factors that may delay the marketing of drug products and increase the cost of developing, manufacturing, or marketing drug products. Our company, our drug products and the manufacturing facilities for our drug products are subject to continual review and periodic inspection by the FDA and other regulatory agencies for compliance with pre-approval and post-approval regulatory requirements, including good manufacturing practices, or GMP, regulations, adverse event reporting, advertising and product promotion regulations, and other requirements. In addition, if there are any modifications to a drug product, further regulatory approval will be required. Failure to comply with manufacturing and other post-approval regulations of the FDA and other regulatory agencies can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution. Later discovery of previously unknown problems with a drug product, manufacturer or facility may result in restrictions on the drug product, us or our manufacturing facilities, including withdrawal of the drug product from the market. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

We could incur substantial costs resulting from product liability claims relating to our pharmaceutical products.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical and biotechnology products. Our products and the clinical trials utilizing our products and drug candidates may expose us to product liability claims and possible adverse publicity. Product liability insurance is expensive, is subject to deductibles and coverage limitations, and may not be available in the future. While we currently maintain product liability insurance coverage that we believe is adequate for our current operations, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. In addition, we cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, operating results or financial condition.

We may become involved in patent litigation or other intellectual property proceedings relating to our products or processes that could result in liability for damage or stop our development and commercialization efforts.

        The pharmaceutical industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights. The types of situations in which we may become parties to such litigation or proceedings include:

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  We or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights;

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  We or our collaborators may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or processes do not infringe such third parties' patents;

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  If our competitors file patent applications that claim technology also claimed by us, we or our collaborators may participate in interference or opposition proceedings to determine the priority of invention;

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  If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings; or

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  If third parties initiate litigation claiming that our brand names infringe their trademarks, we and our collaborators will need to defend against such proceedings.

        An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

        The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Revenues generated by products we currently market or that we successfully develop and for which we obtain regulatory approval depend on reimbursement from third-party payers such that if reimbursement for our products is reduced or is insufficient, there could be a negative impact on the utilization of our products.

        Acceptable levels of reimbursement for costs of developing and manufacturing drug products and treatments related to those drug products by government authorities, private health insurers, and other organizations, such as HMOs, can have an affect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our drugs and drug candidates. In both the United States and in foreign jurisdictions, legislative and regulatory actions can affect health care systems and reimbursement for our products.

        For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and its implementing regulations, altered the manner in which Medicare sets payment levels for many prescription drugs, including CUBICIN. Under this legislation beginning in 2005, Medicare reimbursement for CUBICIN was based on average sales price or the ASP rather than average wholesale price in both the physician office and hospital outpatient settings. This has resulted in lower payment rates in 2005 as compared to 2004. This payment methodology is relatively new and, as customers continue to adapt to it, sales of CUBICIN could be negatively impacted. In addition, further changes to this methodology are possible. There have been a number of legislative and regulatory actions affecting health care systems. The current uncertainty and the potential for adoption of additional changes could affect the timing and amount of our product revenue, our ability to raise capital, obtain additional collaborators and market our products. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drug products. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only at limited levels, we may not be able to obtain collaborators to manufacture and commercialize drug products, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drug products.

        Another potentially relevant aspect of this legislation is the establishment of an expanded, voluntary Medicare prescription drug benefit effective January 1, 2006, commonly known as Medicare Part D. Although this expanded benefit includes products that typically are dispensed by pharmacies and that were not previously covered by Medicare, CUBICIN is currently covered under this benefit by some of the private insurance companies that contract with Medicare to offer Part D plans. These companies have considerable discretion as to the drugs provided through such offerings. Although we do not expect many Medicare beneficiaries to obtain CUBICIN through Medicare Part D (and the preexisting Medicare coverage of CUBICIN will continue unchanged), products that are competitive with CUBICIN but were not previously covered by Medicare may now be covered by Medicare through Part D. If such new coverage causes physicians to prescribe products competitive with CUBICIN instead of CUBICIN, our product sales could suffer. Because Part D has been implemented just recently and due to the significant variations in drugs offered by plans and beneficiary cost sharing obligations among the plans, we cannot predict whether the establishment of Medicare Part D will have any impact on sales of CUBICIN.

        Third-party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as possible legislative changes to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any drugs that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. Outside the United States, certain countries set prices in connection with the regulatory process. We cannot be sure that such prices will be acceptable to us or our collaborators.

Our corporate compliance program cannot ensure that we are in compliance with all applicable "fraud and abuse" laws and regulations, and a failure to comply with such regulations or prevail in litigation related to noncompliance could harm our business.

        Our general operations, and the research, development, manufacture, sale and marketing of our products, is subject to extensive laws and regulation, including but not limited to, health care "fraud and abuse" laws, such as the federal false claims act, the federal anti-kickback statute, and other state and federal laws and regulations. While we have developed and implemented a corporate compliance program based upon what we believe are current best practices, we cannot guarantee that this program will protect us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Competitors may develop drug products that make our drug products obsolete.

        Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Even if we are successful in developing effective drug products, new drug products introduced after we commence marketing of any drug product may be safer, more effective, less expensive, or easier to administer than our drug products.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals, viruses, bacteria and various radioactive compounds. We are subject to numerous environmental and safety laws and regulations. We are subject to periodic inspections for possible violations of any environmental or safety law or regulation. Any violation of, and the cost of compliance with, the regulations could adversely effect our operations. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or a determination of non-compliance, we could be held liable for significant damages or fines.

Risks Related to this Offering and the Convertible Notes

If we are unable to pay all of our debts, you will receive payment on the convertible notes only if we have funds remaining after we have paid our senior indebtedness.

        The convertible notes will be unsecured and subordinated in right of payment to all of our future senior indebtedness. The indenture governing the convertible notes defines senior indebtedness as all of our indebtedness other than any indebtedness that expressly states that it is on the same basis as or subordinated to the convertible notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the convertible notes due to an event of default under the indenture and in specified other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In addition, the convertible notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the convertible notes or to provide us with funds for payment of the convertible notes. As a result, we may not have sufficient assets to pay amounts due on any or all of the outstanding convertible notes. Although we have no senior indebtedness currently outstanding, the indenture does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our indebtedness and the restrictions imposed by the terms of our debt could adversely affect our financial health and our ability to respond to changes in our business.

        As a result of our level of increased debt after the completion of this offering:

  •
  our vulnerability to adverse general economic conditions and competitive pressures will be heightened;

  •
  we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

  •
  our flexibility in planning for, or reacting to, changes in our business and industry will be limited; and

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

        We cannot be sure that our leverage and these restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot be sure that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain additional financing, we may be required to use proceeds to repay a portion of our debt.

The convertible notes are unsecured and contain no restrictive covenants.

        The convertible notes are not secured by our assets or those of our subsidiaries. The indenture does not limit our ability to incur debt, including secured debt. Accordingly, the convertible notes will be effectively subordinated to any of our existing or future secured debt to the extent of the assets securing that debt. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness. Furthermore, the requirement that we offer to repurchase the convertible notes upon a fundamental change is limited to transactions specified in the definition of "fundamental change" under "Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change" and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the convertible notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If an active trading market for the convertible notes does not develop, then the market price of the convertible notes may decline or you may be unable to sell your convertible notes.

        The convertible notes will not be listed on any securities exchange or quoted on the Nasdaq National Market. Prior to this offering, there has been no trading market for the convertible notes. We have been advised by the underwriters that they intend to make a market in the convertible notes, but the underwriters are under no obligation to do so and may discontinue market making at any time. We cannot be sure that any market for the convertible notes will develop or, if one does develop, that it will be maintained. If an active market for the convertible notes fails to develop or be sustained, the trading price of the convertible notes could decline significantly. Also, even if there is a market for the convertible notes, because of fluctuations in our stock price, the market price of the convertible notes and our common stock may be lower than you expected.

We may be unable to repay the convertible notes when due or repurchase the convertible notes upon a repurchase event.

        At maturity, the entire outstanding principal amount of the convertible notes will become due and payable. In addition, if we experience a fundamental change, as described under "Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change," you will have the right to require us to repurchase for cash all or a portion of your convertible notes. We may not have sufficient cash funds to pay the convertible notes at maturity or to repurchase the convertible notes upon a fundamental change. Although there are currently no restrictions on our ability to repay or repurchase the convertible notes, future debt agreements may restrict or prohibit us from repaying or repurchasing the convertible notes. If we are prohibited from repaying or repurchasing the convertible notes, we could seek consent from our lenders. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repaying or repurchasing the convertible notes. If we were unable to repay or repurchase the convertible notes when required, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other debt. In addition, the occurrence of a fundamental change may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

Any rating of the convertible notes may cause their trading prices to fall.

        We believe that one or more rating agencies may rate the convertible notes. If the rating agencies rate the convertible notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the convertible notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price, if any, of the convertible notes could decline.

Our business could suffer if management uses our proceeds from this offering ineffectively.

        Our management will have flexibility in applying the net proceeds of this offering. We intend to use a portion of the net proceeds of this offering to redeem the outstanding $165.0 million of our 5 1/2% convertible subordinated notes. We intend to use the remaining proceeds to increase investment in the commercialization of CUBICIN, to increase investment in building our pipeline through internal and external sources and general corporate purpose. In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, in-licensing or similar strategic transactions. We cannot be sure that these expenditures will result in the generation of sufficient revenue to justify the capital expenditures. The failure of our management to apply the proceeds of this offering effectively could have a material adverse effect on our business, results of operations and financial condition.

If you hold the convertible notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        If you hold the convertible notes, you are not entitled to any rights with respect to our common stock, including, voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your convertible notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment, occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If any or all of our outstanding convertible notes are converted into shares of our common stock, existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

        The convertible notes will be convertible, at the option of the holder, into shares of our common stock. We have reserved shares of our authorized common stock for issuance upon conversion of the notes offered hereby. If any or all of the convertible notes offered hereby are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure.

The interest on the convertible notes may not be fully deductible for U.S. federal income tax purposes.

        The deductibility of interest is subject to many limitations under the Internal Revenue Code. We might not be able to deduct fully the interest on the convertible notes. The availability of an interest deduction on the convertible notes was not determinative in our issuance of the convertible notes.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile, and the value of our stock could decline.

        The trading price of our common stock has been, and is likely to continue to be volatile. Because the convertible notes are convertible into our common stock, volatility of our common stock price could have a similar effect on the trading price of the convertible notes. Holders who have received our common stock upon conversion of their convertible notes will also be subject to this risk of volatility. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  •
  failure to meet or exceed revenue and financial projections we provide to the public;

  •
  actual or anticipated variations in quarterly operating results;

  •
  failure to meet or exceed the estimates and projections of the investment community;

  •
  failure of third party reporters of sales data to accurately report our sales figures;

  •
  adverse results or delays in clinical trials;

  •
  our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

  •
  inability to obtain adequate product supply for any approved drug product or inability to do so at acceptable prices;

  •
  the termination of a collaboration or the inability to establish additional collaborations;

  •
  adverse regulatory decisions;

  •
  unanticipated serious safety concerns related to the use of CUBICIN or any product candidates currently in clinical trials;

  •
  introduction of new products or services offered by us or our competitors;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  our failure to commercialize additional drug products;

  •
  issuances of debt or equity securities;

  •
  significant lawsuits, including stockholder litigation; and

  •
  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

As previously reported in our filings with the SEC, an adverse outcome of the SEC's investigation into trading in our common stock around the time we disclosed information about the results of our Community Acquired Pneumonia trial could cause our stock price to decline.

        In May 2004, the staff of the SEC advised our former Chairman and us that it was considering whether our former Chairman or we had a duty under the anti-fraud provisions of the federal securities laws to disclose information about the results of our Community Acquired Pneumonia trial, or CAP trial, prior to our January 16, 2002 press release. Prior to being notified in May 2004 that the SEC had decided to investigate the company, we had been aware that the staff of the SEC had been conducting a formal investigation captioned "In the Matter of Trading in the Securities of Cubist Pharmaceuticals, Inc." We had understood that the investigation was regarding whether there had been any trading in shares of our common stock while certain individuals were in possession of material nonpublic information about the results of the CAP trial. We had discussions, which were completed in 2004, with the Nasdaq National Market in connection with a 2002 NASD Regulation inquiry into trading in advance of the January 16, 2002 press release. The SEC filed a civil enforcement action against the wife of our former Chairman, her brother and her brother's neighbor on January 12, 2005. This action alleges that the wife of our former Chairman transmitted material non-public information about the results of the CAP trial to her brother, and her brother transmitted this information to his neighbor prior to our press release of January 16, 2002. Neither Cubist nor our former Chairman was named as a defendant in the SEC's action.

        We cannot predict what action, if any, the SEC staff may finally recommend. If the investigation results in a determination that we have failed to properly disclose information relating to the results of our CAP trial, we could be subject to class action lawsuits and derivative actions, substantial fines or penalties and other sanctions, which may adversely affect our stock price and our ability to raise capital. In addition, if the SEC institutes any other proceedings as a result of its investigation, our stock price may decline, even if we are not specifically named as a party to any of these proceedings.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

        The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In future years our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls that we would be required to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the Nasdaq National Market or other regulatory authorities which would require additional financial and management resources and could adversely affect the market price of our common stock.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

        As of January 1, 2006, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 33% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

FORWARD-LOOKING STATEMENTS

        This document contains and incorporates by reference "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state trends and known uncertainties or other forward-looking information. You are cautioned that forward-looking statements are based on current expectations and are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including the risks and uncertainties described or discussed in the section entitled "Risk Factors" in this prospectus. The forward-looking statements contained and incorporated herein represent our judgment as of the date of this prospectus, and we caution readers not to place undue reliance on such statements. The information contained in the prospectus is provided as of the date of this prospectus, and we do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

        Forward-looking statements include information concerning possible or assumed future results of our operations, including statements regarding:

  •
  the acceptance of CUBICIN by physicians, patients, third-party payors and the medical community;

  •
  our expectations regarding the future market demand and medical need for CUBICIN;

  •
  our expectations regarding the effectiveness of our expanded sales force;

  •
  our expectations regarding the launch of CUBICIN in Europe and other countries;

  •
  our expectations regarding clinical trials, development time lines and regulatory authority approval for CUBICIN or other product candidates;

  •
  our expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current GMP;

  •
  our ability to use our research and development and technology platforms and methods to identify potential product candidates;

  •
  our expectations regarding selection of clinical development candidates;

  •
  our expectations regarding our ability to further identify, develop and commercialize products in the coming years;

  •
  the continuation of our collaborations and our ability to establish and maintain successful manufacturing, sales and marketing, distribution and development collaborations;

  •
  our future capital requirements and our ability to finance our operations; and

  •
  our expectations regarding general business conditions and growth in the biopharmaceutical industry and the overall economy.

        Many factors could affect our actual financial results and could cause these actual results to differ materially from those in these forward-looking statements. These factors include the following:

  •
  whether we will receive, and the potential timing and scope of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings;

  •
  the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community;

  •
  any changes in the current or anticipated market demand or medical need for CUBICIN;

  •
  competition, particularly with respect to CUBICIN;

  •
  whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner;

  •
  our ability to conduct successful clinical trials in a timely manner;

  •
  the ability of our third party manufacturers, including our single source provider of API, to manufacture sufficient quantities of CUBICIN in accordance with GMP and at an acceptable cost;

  •
  our dependence upon pharmaceutical and biotechnology collaborations with our partners;

  •
  our ability to finance our operations;

  •
  the effectiveness of our expanded sales force;

  •
  potential costs resulting from product liability or other third party claims;

  •
  our ability to protect our proprietary technologies;

  •
  our ability to integrate successfully the operations of any business we may acquire and the potential impact of any future acquisition on our financial results;

  •
  our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and

  •
  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the convertible notes that we are offering will be approximately $314.8 million after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters exercise in full their option to purchase up to an additional $25,000,000 principal amount of convertible notes, we estimate the net proceeds will be approximately $339.1 million. We intend to use a portion of the net proceeds of this offering to redeem the outstanding $165.0 million of our 5 1/2% convertible subordinated notes pursuant to their contractual redemption provisions at a redemption price of 102.357% of the outstanding principal amount plus accrued and unpaid interest to the redemption date. The maturity date of the 5 1/2% convertible subordinated notes is November 1, 2008.

        Although we have not yet identified any other specific uses for the remaining net proceeds, we currently anticipate using the remaining net proceeds for the following purposes:

  •
  increased investment in the commercialization of CUBICIN;

  •
  increased investment in building our pipeline via internal and external sources; and

  •
  working capital and general corporate purposes.

        In addition, we may use a portion of the remaining net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, in-licensing, joint ventures or similar strategic transactions.

        Although we periodically evaluate potential acquisitions, investments and similar strategic transactions, we currently have no understandings, commitments or agreements with respect to any specific transaction.

        Accordingly, we will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in interest-bearing investment grade securities pending the above uses.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

        We recorded a net loss from continuing operations for each of the five years in the period ended December 31, 2005 and for the three months ended March 31, 2005 and 2006. As a result, earnings were insufficient to cover fixed charges for each of those periods. Earnings consist of net loss from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortization of deferred issuance costs and the portion of rental expense that we believe to be representative of interest.

        The following table sets forth the deficiency of our earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is not shown since the ratio is less than one-to-one in each period. The following table also sets forth for the year ended December 31, 2005 and for the three months ended March 31, 2005 and 2006 the pro forma deficiency of our earnings to fixed charges to give effect to our sale of the convertible notes in this offering and our use of a portion of the net proceeds to redeem the outstanding $165.0 million of our 5 1/2% convertible subordinated notes at a redemption price of 102.357% of the outstanding principal amount plus accrued and unpaid interest to the redemption date.

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Deficiency of earnings to fixed charges	$(69,854)	$(82,412)	$(115,003)	$(76,512)	$(31,852)	$(12,882)	$(5,880)
Pro forma deficiency of earnings to fixed charges					$(26,489)		$(4,539)

MARKET PRICE AND DIVIDENDS

        Our common stock is traded on the Nasdaq National Market under the symbol "CBST". The following table sets forth, for the period indicated, the high and low sale prices per share of the common stock as reported by the Nasdaq National Market.

	Price Range of Common Stock
	High	Low
Year Ending December 31, 2006:
First Quarter	$25.30	$19.84
Second Quarter (through May 31, 2006)	$26.77	$18.63
Year Ended December 31, 2005:
First Quarter	$12.21	$9.78
Second Quarter	$13.54	$8.64
Third Quarter	$21.56	$12.90
Fourth Quarter	$23.47	$16.69
Year Ended December 31, 2004:
First Quarter	$16.07	$8.39
Second Quarter	$11.60	$9.15
Third Quarter	$11.47	$7.71
Fourth Quarter	$13.00	$9.30

        On May 31, 2006, the last reported sale price of the common stock on the Nasdaq National Market was $23.67.

        As of May 26, 2006, we had 54,305,307 shares of common stock outstanding and there were 236 shareholders of record. This figure does not reflect persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

        We have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, to operate and expand our business. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and any potential legal restrictions.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and investments and our capitalization as of March 31, 2006:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our sale of $325.0 million in principal amount of the convertible notes in this offering, after deducting the estimated underwriting discount and offering expenses payable by us, and our use of a portion of the net proceeds to redeem $165.0 million of outstanding 5 1/2% convertible subordinated notes at a redemption price of 102.357% of the outstanding principal amount plus accrued interest as of March 31, 2006.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of March 31, 2006
	Actual	As Adjusted
	(in thousands, except share data)
Cash, cash equivalents and investments	$92,870	$235,025	(1)

Current portion of long-term debt	—	—
Total long-term debt, net of current portion:
Convertible subordinated notes due 2013 offered hereby	—	325,000
5 1/2% convertible subordinated notes due 2008	165,000	—
Other long-term liabilities	2,382	2,382
Stockholders' equity:
Preferred stock, non-cumulative; convertible, $0.001 par value; authorized 5,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value; authorized 100,000,000 shares; 54,213,538 shares issued and outstanding	54	54
Additional paid-in capital	507,114	507,114
Accumulated deficit	(489,695)	(495,547)

Total stockholders' equity	17,473	11,621

Total capitalization	$184,855	$339,003

(1)
The amount of as adjusted cash, cash equivalents and investments reflects the payment of interest upon redemption of the 5 1/2% convertible subordinated notes accrued through March 31, 2006.

DESCRIPTION OF NOTES

        We will issue the convertible notes under an indenture to be dated as of June 6, 2006 between us and The Bank of New York Trust Company, N.A., as trustee. The following description summarizes some, but not all, of the provisions of the convertible notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the convertible notes. The terms of the convertible notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is available as described under "Where You Can Find More Information."

        In this "Description of Notes" section, when we refer to "Cubist," "we," "our," or "us," we are referring to Cubist Pharmaceuticals, Inc. and not any of its subsidiaries.

General

        The convertible notes will be unsecured obligations of Cubist and will rank subordinate in right of payment to all of our future senior indebtedness as described under "—Subordination." The convertible notes will be convertible into common stock as described under "—Conversion of Notes." Upon surrender of the convertible notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under "—Conversion of Notes—Conversion Consideration."

        We are offering $325,000,000 aggregate principal amount of convertible notes, or $350,000,000 aggregate principal amount if the underwriters' option to purchase additional notes is exercised in full. We may, without the consent of the holders of the convertible notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the convertible notes. Any of these additional notes will, together with the convertible notes offered hereby, constitute a single series of notes under the indenture. Holders of any additional notes will have the right to vote together with holders of convertible notes offered hereby as one class. The convertible notes will be issued only in denominations of $1,000 or in integral multiples of $1,000. The convertible notes will mature on June 15, 2013, unless earlier redeemed at our option or purchased by us at your option upon a fundamental change.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Cubist, except to the extent described under "—Repurchase at Option of the Holder Upon a Fundamental Change."

        The convertible notes will bear interest at the annual rate of 2.25% commencing on the date of issuance. Interest will be payable on June 15 and December 15 of each year, beginning December 15, 2006, subject to limited exceptions if the convertible notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be June 1 and December 1. We may, at our option, pay interest on the convertible notes by check mailed to the holders. However, beneficial owners of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC's settlement procedures, and a holder of convertible notes in certificated form with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the convertible notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the convertible notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in New York, New York where the convertible notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the convertible notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of convertible notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

  General

        You will have the right, at your option, to convert your convertible notes into shares of our common stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion rate of 32.4981 shares per $1,000 principal amount of convertible notes, subject to the adjustments described below. This is equivalent to an initial conversion price of approximately $30.77 per share. Upon surrender of convertible notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under "—Conversion Consideration."

        If the convertible notes are called for redemption or are subject to purchase following a fundamental change, your conversion rights on the convertible notes called for redemption or subject to purchase will terminate at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the convertible notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, as the case may be, in which case your conversion right will terminate at the close of business on the date the default is cured and the convertible notes are redeemed or purchased. If you have submitted your convertible notes for purchase upon a fundamental change, you may only convert your convertible notes if you withdraw your election in accordance with the indenture.

  Conversion Consideration

        If you surrender your notes for conversion, we will have the right, at our option, to deliver, in lieu of the shares of our common stock otherwise issuable, in respect of each $1,000 principal amount of convertible notes:

  •
  cash in the amount equal to the lesser of:

  (1)
  the principal amount of each convertible note, or

  (2)
  the conversion value (as described below); and

  •
  to the extent the conversion value exceeds $1,000, a number of shares of our common stock (which we refer to as the "residual value shares") equal to the sum of the daily trading share amounts (calculated as described below) for each of the 10 consecutive trading days in the applicable conversion reference period (as described below); provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the convertible notes.

        The term "trading day" means a day during which trading in securities generally occurs on the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, on the principal national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or other established automated over-the-counter trading market in the United States or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System or another established automated over-the-counter trading market in the United States, on the principal other market on which our common stock is then traded (provided that no day on which trading of our common stock is suspended will count as a trading day).

        The term "applicable conversion reference period" means the 10 consecutive trading days beginning on the third trading day following the conversion date or, if we elect to pay cash to holders of convertible notes in lieu of all or a portion of the residual value shares as described below, the third trading day after the end of the conversion retraction period (as defined below).

        The term "conversion value" is equal to the product of (1) the applicable conversion rate, and (2) the average of the closing sale prices of our common stock for each of the 10 consecutive trading days in the applicable conversion reference period.

        The term "daily trading share amount" for each day in the applicable conversion reference period is equal to the greater of:

  •
  zero; or

  •
  a number of shares determined by the following formula:

(closing sale price × applicable conversion rate) - $1,000 10 × closing sale price

        In addition, we may elect to pay cash in lieu of all or a portion of the residual value shares issuable upon conversion of convertible notes. The amount of cash payable in respect of each residual value share otherwise issuable upon conversion will equal the sum of the residual cash value (as defined below) for such share calculated for each day of the applicable conversion reference period. The "residual cash value" for each date will be the product of (1) the percentage of each residual value share otherwise issuable upon conversion that we elect to pay in cash and (2) the cash value of the daily trading share amount for such date. The cash value of the daily trading share amount will be determined by multiplying the daily trading share amount for such date by the closing sale price of our common stock for such date.

        If we elect to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, we will notify you of our election on or before the date that is three business days following the conversion date (the "cash settlement notice period"). If we choose to pay cash for any portion of the residual value shares, our notice will specify the amount to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock). If we timely elect to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (the "conversion retraction period"). If we do not make an election to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, no retraction can be made and the conversion notice will be irrevocable.

        If we elect to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, in connection with conversions within 20 days prior to the stated maturity date of the convertible notes, we will send, on or prior to the maturity date, a single notice to the trustee of our election and, if applicable, the amount of residual value shares to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock). If we elect to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, in connection with conversions after our delivery of a notice of redemption and prior to the stated redemption date, our notice of redemption will inform holders of our election and, if applicable, the amount of residual value shares to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock). See "—Optional Redemption."

        At any time prior to stated maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the convertible notes, by notice to you to satisfy in cash 100% of the principal amount of the convertible notes converted after the date of such election. After making such an election, we will retain the option to pay cash in lieu of all or a portion of any residual value shares otherwise issuable to the extent the conversion value exceeds the principal amount of convertible notes converted. If we elect to pay cash in lieu of all or a portion of any residual value shares, we will provide notice of our election in the same manner as set forth above. If we irrevocably elect to satisfy in cash 100% of the principal amount of the convertible notes converted after the date of such election and, for convertible notes subsequently converted, we issue residual value shares to the extent the conversion value exceeds the principal amount of convertible notes converted, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and your notice of conversion will be irrevocable.

        The number of fractional shares to be paid, if any, will be determined by the closing sale price on the last trading day prior to the conversion date.

        We will determine the conversion value, the daily trading share amount, the calculation of the excess of the conversion value over the principal amount and the number of shares deliverable to you.

  Conversion Procedures

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the convertible notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion having been satisfied, the "conversion date"), to the conversion agent and us. The conversion agent will, on your behalf, convert the convertible notes into the conversion consideration described under "—Conversion Consideration." You may obtain copies of the required form of the conversion notice from the conversion agent.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the convertible notes. If you submit your convertible notes for conversion between a record date and the opening of business on the next interest payment date (except for convertible notes or portions of convertible notes called for redemption or subject to purchase following a fundamental change on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your convertible notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the conversion date or for any later period and we will not adjust the conversion rate to account for any accrued interest.

        We will not issue fractional shares of common stock upon conversion of convertible notes. Instead, we will pay cash for the fractional amount (calculated on an aggregate basis in respect of all the convertible notes you have surrendered for conversion) based upon the closing sale price of our common stock on the last trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which the convertible note is convertible, or cash or a combination of cash and shares of our common stock in lieu of such full number of shares, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the convertible note and accrued but unpaid interest, if any, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Shares of our common stock and any cash deliverable upon conversion will be delivered to the conversion agent no later than the third business day following the applicable conversion reference period; provided, however, that if we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of our common stock and cash in lieu of any fractional shares will occur through the conversion agent or DTC, as the case may be, as soon as practicable on or after the conversion date.

Anti-dilution Adjustments

        The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

  (1)
  stock dividends in common stock: we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock;

  (2)
  issuance of rights or warrants: we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price; provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants;

  (3)
  stock splits and combinations: we:

  •
  subdivide or split the outstanding shares of our common stock into a greater number of shares;

  •
  combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

  •
  issue by reclassification of the shares of our common stock any shares of our capital stock;

  (4)
  distribution of indebtedness, securities or assets: we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities (provided, however, that if these rights are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur), but excluding:

  •
  dividends or distributions described in paragraph (1) above;

  •
  rights or warrants described in paragraph (2) above; and

  •
  dividends or distributions paid exclusively in cash described in paragraph (6), (7) or (8) below (the "distributed assets"),

    in which event (other than in the case of a spin-off as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock;

    The increase in the conversion rate will take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

    For purposes of this section (unless otherwise stated), the "current market price" of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the earlier of the record date or the ex-dividend trading day for such distribution.

    Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, or other consideration in amounts described under "—Conversion of Notes—Conversion Consideration," the distributed assets you would have received if you had converted your convertible notes immediately prior to the record date.

  (5)
  spin-offs: we distribute to all or substantially all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit (which we refer to as a "spin-off"), in which case the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

  •
  the conversion rate by

  •
  an adjustment factor equal to the sum of the daily adjustments for each of the 10 consecutive trading days beginning on the effective date of the spin-off;

    The "daily adjustment" for any given trading day is equal to a fraction:

    •
    the numerator of which is the closing sale price of our common stock on that trading day plus the closing sale price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading day, and

    •
    the denominator of which is the product of 10 and the closing sale price of our common stock on that trading day.

    The increase in the conversion rate in the event of a spin-off will take effect on the tenth trading day from, and including, the effective date of the spin-off.

  (6)
  cash distributions: we make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, in which event the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be adjusted by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution;

    The adjustment to the conversion rate will take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

    For purposes of this clause (6), the "current market price" of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution.

    Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, or other consideration in amounts described under "—Conversion of Notes—Conversion Consideration," such distribution you would have received if you had converted your convertible notes immediately prior to the record date.

  (7)
  tender or exchange offers: we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate in effect immediately before the close of business on the date of the expiration of the tender or exchange offer will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer; and

    The adjustment to the conversion rate will take effect immediately after the trading day next succeeding the date of the expiration of the tender or exchange offer.

  (8)
  repurchases: we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the "repurchase premium"), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (A) the current market price of our common stock, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors;

    provided that no adjustment to the conversion rate will be made to the extent the conversion rate is not increased as a result of the above calculation; and, provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8).

    For purposes of this clause (8):

    •
    the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment,

    •
    the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and

    •
    in determining the repurchase premium, the "then-prevailing market price" of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

    If a payment would cause an adjustment to the conversion rate under both clause (7) and clause (8), the provisions of this clause (8) will control.

        In the event of a taxable distribution to holders of our common stock that results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain U.S. Federal Tax Considerations." In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a fundamental change as defined below.

        No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

        The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the convertible notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, if any.

        If you will receive common stock upon conversion of your convertible notes, you will also receive the associated rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion, unless the rights would be void pursuant to the terms of any such stockholder rights plan if issued to you or, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

        In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your convertible notes, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the convertible notes into our common stock immediately prior to any of these events.

        For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

        Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.

Optional Redemption

        We do not have the right to redeem the convertible notes prior to June 20, 2011.

        At any time on or after June 20, 2011, we will have the right, at our option, to redeem the convertible notes in cash, in whole or in part, but only if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the date one trading day prior to the day we give a notice of redemption is greater than 150% of the applicable conversion price on the date of such notice, at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, together with accrued and unpaid interest, if any, on the principal amount of the convertible notes to be redeemed up to, but not including, the date of redemption.

        If fewer than all of the convertible notes are to be redeemed, the trustee will select the convertible notes to be redeemed by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any convertible note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your convertible notes is selected for partial redemption and you convert a portion of your convertible notes, the converted portion will be deemed to be of the portion selected for redemption.

        We are required to give notice of redemption not less than 10 nor more than 60 days before the redemption date to each holder of notes to be redeemed. Our notice of redemption will inform the holders if we elect to deliver cash and residual value shares, or pay cash for any portion of the residual value shares, with respect to any convertible notes or portions thereof converted prior to the redemption date.

        No sinking fund is provided for in the convertible notes.

        We may, to the extent permitted by law, purchase convertible notes in the open market or by tender offer at any price or by private agreement.

Repurchase at Option of the Holder Upon a Fundamental Change

        If a fundamental change (as defined below) occurs at any time prior to maturity, you will have the right to require us to repurchase your convertible notes, or any portion of the initial principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for cash. The cash price we are required to pay is equal to 100% of the principal amount of the convertible notes to be purchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see "Certain U.S. Federal Tax Considerations."

        At least 15 business days prior to the expected effective date of a fundamental change (or, if we did not have actual notice of the effective date of a fundamental change, as soon as practicable thereafter), we will provide to all holders of the convertible notes, the trustee, the paying agent and conversion agent a notification (the "fundamental change conversion right notice") stating:

  •
  if applicable, whether additional shares will be issuable upon conversion as described under "—Adjustment to Conversion Rate Upon a Fundamental Change;"

  •
  whether we expect that holders will have the right to require us to repurchase their notes as described in this section; and

  •
  that holders have the right to convert the convertible notes in accordance with the conversion provisions of the indenture.

        A "fundamental change" will be deemed to have occurred at the time after the convertible notes are originally issued that any of the following occurs:

  (1)
  our common stock (or other common stock into which the convertible notes are convertible) is neither traded on the New York Stock Exchange or another U.S. national securities exchange nor quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States; or

  (2)
  any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  (3)
  we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

  •
  that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

  •
  pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

  •
  that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

  (4)
  at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

        However, notwithstanding the foregoing, holders of the convertible notes will not have the right to require us to repurchase any convertible notes if a fundamental change described in clause (2), (3) or (4) occurs (and we will not be required to deliver the notice incidental thereto), if either:

  •
  the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (4) above, equals or exceeds 105% of the applicable conversion price of the convertible notes in effect on each of those five trading days; or

  •
  at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' or appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the convertible notes become convertible into such shares of such common stock.

        For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        The term "continuing directors" means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

        The term "capital stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

        In addition to the fundamental change conversion right notice required to be sent prior to certain fundamental changes described above, on or before the 15th business day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of convertible notes having the right to cause us to repurchase their convertible notes) (or, if we did not have actual notice of the effective date of a fundamental change, as soon as practicable thereafter), we will provide to all holders of the convertible notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the "fundamental change repurchase right notice").

        Each fundamental change repurchase right notice will state, among other things:

  •
  the event or events giving rise to the fundamental change;

  •
  if we will adjust the conversion rate pursuant to a fundamental change that falls under clause (2), (3) or (4) of the definition of fundamental change, the conversion rate and any adjustments to the conversion rate;

  •
  the effective date of the fundamental change, if applicable;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change repurchase price;

  •
  the fundamental change repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  that the convertible notes with respect to which a repurchase exercise notice (as defined below) has been given by the holder may be converted only if the holder withdraws the repurchase exercise notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their convertible notes.

        Simultaneously with providing such fundamental change repurchase right notice, we will issue a press release and publish the information through a public medium customary for such press releases.

        To exercise the fundamental change repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the second business day immediately preceding the fundamental change repurchase date, the convertible notes to be purchased, duly endorsed for transfer, together with a written notice exercising your right to require us to repurchase your convertible notes or a portion thereof (the "repurchase exercise notice") duly completed, to the paying agent. Your repurchase exercise notice must state:

  •
  if certificated, the certificate numbers of the convertible notes to be delivered for repurchase;

  •
  the portion of the principal amount of convertible notes to be purchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the convertible notes are to be purchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the convertible notes and the indenture.

        If the convertible notes are not in certificated form, your repurchase exercise notice must comply with appropriate DTC procedures.

        You may withdraw any repurchase exercise notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the second business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn convertible notes;

  •
  if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

  •
  the principal amount, if any, that remains subject to the repurchase exercise notice.

        If the convertible notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

        We will be required to repurchase the convertible notes on a date chosen by us that is no less than 20 and no more than 35 business days after the date of the fundamental change repurchase right notice with respect to the occurrence of the relevant fundamental change repurchase event, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the convertible notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase exercise notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the convertible notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the convertible notes on the business day following the fundamental change repurchase date, then:

  •
  the convertible notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the convertible notes).

        In the event of a fundamental change, we will comply with the tender offer rules applicable to us under the Exchange Act. We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the convertible notes upon a fundamental change.

        The rights of the holders to require us to repurchase their convertible notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the convertible notes that have been marketed by the underwriters. The terms of the fundamental change repurchase feature resulted from negotiations between the underwriters and us.

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the convertible notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the convertible notes to require us to repurchase its convertible notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        The terms of future senior debt instruments could prohibit us from repurchasing any convertible notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing convertible notes, we could seek the consent of the holders of the applicable senior debt to the repurchase of convertible notes or could attempt to refinance the applicable senior debt that contains such prohibitions. If we do not obtain such a consent or repay such senior debt, we will remain prohibited from repurchasing any convertible notes. In such case, our failure to purchase tendered convertible notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such senior debt.

        We may not repurchase any convertible note at any time when the subordination provisions of the indenture otherwise would prohibit us from making a repurchase. Our failure to repurchase the convertible notes when required would constitute an event of default under the indenture, whether or not a repurchase is permitted by the subordination provisions of the indenture.

        Our ability to repurchase convertible notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the convertible notes that might be delivered by holders of convertible notes seeking to exercise the repurchase right. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

        If and only to the extent that you convert your convertible notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change, we will increase the conversion rate for the convertible notes surrendered for conversion by a number of additional shares (the "additional shares") as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in such fundamental change transaction consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the convertible notes become convertible into such common stock. Upon surrender of convertible notes for conversion in connection with a fundamental change, we will have the right to deliver, in lieu of shares of our common stock, including the additional shares, cash or a combination of cash and shares of our common stock in amounts described under "—Conversion of Notes—Conversion Consideration."

        The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the "stock price") paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

        A conversion of convertible notes by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date that is 15 business days prior to the expected effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under "—Repurchase at Option of the Holder Upon a Fundamental Change")).

        The stock prices set forth in the first row of the following table (i.e., the column headings) will be adjusted as of any date on which the conversion rate of the convertible notes is adjusted, as described above under "—Anti-dilution Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under "—Anti-dilution Adjustments."

        The following table sets forth the hypothetical increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of convertible notes as a result of a fundamental change that occurs in the corresponding period:

	Stock Price
Effective Date of Fundamental Change
	$23.67	$25.00	$27.50	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00
June 06, 2006	9.7	8.9	7.5	6.4	5.5	4.8	3.7	3.0	2.4	1.1	0.6
June 15, 2007	9.7	8.8	7.3	6.2	5.3	4.6	3.5	2.7	2.2	1.0	0.5
June 15, 2008	9.7	8.7	7.2	5.9	5.0	4.3	3.2	2.4	1.9	0.8	0.4
June 15, 2009	9.7	8.6	6.9	5.6	4.7	3.9	2.7	2.0	1.5	0.5	0.3
June 15, 2010	9.7	8.5	6.6	5.2	4.2	3.3	2.2	1.5	1.0	0.3	0.1
June 15, 2011	9.7	8.3	6.3	4.8	3.7	2.8	1.5	0.6	0.2	0.0	0.0
June 15, 2012	9.4	7.9	5.7	4.1	2.9	2.1	1.0	0.4	0.1	0.0	0.0
June 15, 2013	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

        The stock prices and additional share amounts set forth above are based upon a closing sale price of $23.67 per share of our common stock on May 31, 2006 and an initial conversion price of $30.77 per share.

        The exact stock price and conversion dates may not be set forth on the table, in which case, if the stock price is:

  •
  between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

  •
  more than $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

  •
  less than $23.67 per share (subject to adjustment), no additional shares will be issued upon conversion.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 42.2476 per $1,000 principal amount of convertible notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under "—Anti-dilution Adjustments."

Subordination

        The payment of the principal of, premium, if any, and interest on, the convertible notes will be subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness. In addition, the convertible notes will be effectively subordinate in right of payment to all claims of the creditors of our subsidiaries, including trade creditors.

        Upon any distribution of our assets upon any dissolution or liquidation, or in bankruptcy reorganization, insolvency, receivership or similar proceeding, payment of the principal of, premium, if any, and interest on, the convertible notes will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

        In the event of any acceleration of the convertible notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to the senior indebtedness before the holders of convertible notes are entitled to receive any payment or other distribution. We are required to notify holders of senior indebtedness promptly if payment of the convertible notes is accelerated because of an event of default.

        We also will be prohibited from making any payment on the convertible notes if:

  •
  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable grace period; or

  •
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default (which we refer to as a "payment blockage notice") from any person permitted to give this notice under the indenture.

        We will be permitted to resume making payments on the convertible notes:

  •
  in the case of a payment default, when the default is cured, waived or otherwise ceases to exist; and

  •
  in the case of a nonpayment default, the earlier of:

  •
  when the default is cured, waived or otherwise ceases to exist, and

    •
    179 days after receipt of the payment blockage notice.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 360 days have elapsed since effectiveness of the prior payment blockage notice.

        No nonpayment default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice, unless such default is waived for a period of not less than 180 days.

        By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the convertible notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the convertible notes.

        A portion of our operations are, or in the future may be, conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the convertible notes, may depend upon the earnings of our subsidiaries. In addition, we would depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the convertible notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the convertible notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        The convertible notes are not secured by our assets or those of our subsidiaries. The indenture does not limit our ability to incur indebtedness, including secured debt. Accordingly, the convertible notes will be effectively subordinated to any of our existing or future secured debt to the extent of the assets securing that debt.

        Although we have no senior indebtedness currently outstanding, the indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

        The term "designated senior indebtedness" means any senior indebtedness that we designate as "designated senior indebtedness" for purposes of and in accordance with the indenture.

        The term "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

  •
  overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

    •
    evidenced by a credit or loan agreement, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any accounts payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

  (5)
  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  (6)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) that provides we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

  (7)
  all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (8)
  all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

  (9)
  any and all deferrals, renewals, extensions, restatements, refinancings, replacements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

        The term "senior indebtedness" means the principal of, premium, if any, and interest on, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, indebtedness, together with all fees, costs, expenses, penalties and other amounts accrued or due on or in connection with, our indebtedness, unless the instrument under which the indebtedness is incurred expressly provides that it is on the same basis or junior to the convertible notes, and all of our obligations with respect to any of the foregoing, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings, replacements or refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for the foregoing. Senior indebtedness does not include any indebtedness we may have to any of our subsidiaries.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any convertible note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest on any convertible note when due and such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other agreement required of us in the indenture and such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any convertible note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  we fail to provide timely notice of a fundamental change, if required by the indenture, and such failure continues for 30 days after notice of our failure to do so;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an aggregate outstanding principal amount in excess of $25.0 million (or, at such time as our senior unsecured indebtedness is rated BBB+ or greater by Standard & Poor's Ratings Services ("S&P") or Baa1 or greater by Moody's Investors Services, Inc. ("Moody's"), in each case, with a stable or positive outlook (or if our senior unsecured indebtedness is not rated at such time by S&P or Moody's, our issuer rating is BBB+ or greater from S&P or Baa1 or greater from Moody's, in each case, with a stable or positive outlook), in an aggregate outstanding principal amount in excess of $50.0 million) is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

  (7)
  specified events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        The term "significant subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes may declare the principal amount of the convertible notes to be immediately due and payable. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the convertible notes will automatically become immediately due and payable. Any payment by us on the subordinated notes following any such acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the convertible notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity satisfactory to it. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the convertible notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding have made a written request and have offered reasonable indemnity to the trustee satisfactory to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the convertible notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any convertible note on or after the applicable due date or the right to convert the convertible note in accordance with the indenture.

        Generally, the holders of a majority of the aggregate principal amount of outstanding convertible notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any convertible note when due;

  •
  we fail to convert any convertible note into common stock in accordance with the provisions of the convertible note and the indenture; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding convertible note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the convertible notes with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible notes. In addition, the holders of a majority in aggregate principal amount of the outstanding convertible notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding convertible note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or interest on, any convertible note;

  •
  reduce the principal amount of or any premium or interest on any convertible note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any convertible note;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any convertible note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any convertible note;

  •
  modify the provisions with respect to our obligation to repurchase convertible notes upon a fundamental change in a manner adverse to holders;

  •
  modify the subordination provisions in a manner adverse to holders;

  •
  adversely affect the right of holders to convert convertible notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding convertible notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding convertible notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of convertible notes.

        We and the trustee may amend or supplement the indenture or the convertible notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not, directly or indirectly, consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  (i) the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and (ii) such person assumes our obligations on the convertible notes and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

        Notwithstanding the foregoing, we may merge with an affiliate solely for the purpose of reincorporating in another jurisdiction.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while convertible notes remain outstanding if:

  •
  all outstanding convertible notes have or will become due and payable at their scheduled maturity within one year, or

  •
  all outstanding convertible notes are scheduled for redemption within one year, and in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding convertible notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  act as the paying agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All convertible notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All convertible notes delivered to the trustee will be cancelled promptly by the trustee. No convertible notes will be authenticated in exchange for any convertible notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase convertible notes in the open market or by tender offer at any price or by private agreement. Any convertible notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any convertible notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any convertible notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost convertible notes at your expense upon delivery to the trustee of the mutilated convertible notes, or evidence of the loss, theft or destruction of the convertible notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed convertible note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such convertible note before a replacement convertible note will be issued.

Calculations in Respect of the Notes

        We will be responsible for making many of the calculations called for under the convertible notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of convertible notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

No Personal Liability of Directors, Officers, Employees or Stockholders

        No director, officer, employee, incorporator or stockholder of Cubist, as such, will have any liability for any obligations of Cubist under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of convertible notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

        The indenture and the convertible notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        The Bank of New York Trust Company, N.A. has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the convertible notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We will initially issue the convertible notes in the form of one or more global securities. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in each global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, upon the deposit of each global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of convertible notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the convertible notes represented by the global security for all purposes under the indenture and the convertible notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the convertible notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any convertible notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the convertible notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any convertible note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of convertible notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of convertible notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling or unable to continue as a depositary or ceases to be a clearing agency or there is an event of default under the convertible notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our preferred stock and common stock, please refer to our certificate of incorporation and by-laws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. Delaware's corporation law may also affect the terms of these securities.

Preferred Stock

        We have a class of undesignated preferred stock consisting of 5,000,000 shares, $0.001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

        We have designated a series of preferred stock called Series A Junior Participating Preferred Stock and have issued rights that are in some cases exercisable for shares of such preferred stock. As of the date of this prospectus, we have no shares of preferred stock outstanding. See "Rights Agreement" below.

        The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Such rights may include voting and conversion rights which could adversely affect the holders of common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Common Stock

        We are authorized to issue up to 100,000,000 shares of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Rights Agreement

        Our board of directors has adopted a rights plan. As a result, we have issued one fractional preferred share purchase right for each outstanding share of common stock. One fractional preferred share purchase right will be issued for each additional share of common stock that we issue. When exercisable, each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $490 per one one-hundredth of a preferred share.

        The rights are not exercisable until (a) 10 business days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock, or (b) 10 business days (or such later date as may be determined by our board of directors prior to such time as any person becomes a beneficial owner of 15% or more) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common shares. The rights will expire on August 3, 2009, unless the rights are earlier redeemed by us.

        Preferred stock purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared for each common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made for each common share. Each preferred share will have 100 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 100 times the amount received for each common share. These rights are protected by customary anti-dilution provisions.

        Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one common share.

        If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which common shares are exchanged or changed, or 50% or more of our consolidated assets or earning power are sold, each holder of a right will the have the right to receive, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the right.

        If the rights become exercisable, each holder of a right will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right. At any time after the occurrence of any such event and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, our board of directors may exchange the rights, in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a preferred share per right (subject to adjustment).

        In certain circumstances, our board of directors may redeem the rights in whole, but not in part, at a price of $0.0001 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors prior to the time the rights are distributed. After distribution, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement; but, no amendment to adjust the time period governing redemption can be made at such time as the rights are not redeemable.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors in light of the ability of the board of directors to redeem the rights or amend the rights agreement as summarized above.

        A three-year independent director evaluation committee, or TIDE Committee, consisting of independent members of our board of directors, is charged with reviewing and evaluating the rights agreement to consider whether it continues to be in the best interests of our stockholders and any other relevant constituencies (i) at least every three years and (ii) sooner if an acquisition proposal is made that the TIDE Committee believes would make such a review and evaluation appropriate. Following each such review, the TIDE Committee will communicate its conclusions to the board of directors, including any recommendations as to whether the rights agreement should be modified or the rights, as defined in the Rights Agreement, should be redeemed. Our Corporate Governance and Nominating Committee will serve as the TIDE Committee as long as its members satisfy the independence requirement.

        A copy of the rights agreement and all amendments thereto between us and the rights agent specifying the terms of the rights, is attached to our Current Report on Form 8-K filed on August 5, 2005 and includes the amended Form of Rights Certificate. The rights agreement, including all exhibits, are incorporated herein by reference. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Delaware Law and Certain Charter and By-Law Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

        Our Restated Certificate of Incorporation and Amended and Restated By-Laws provide that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the chairman of the board of directors, the president or a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired all or a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

        Our Restated Certificate of Incorporation and By-Laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to our secretary. To be timely, a stockholder's notice shall be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to such stockholders' meeting; provided, however, that if less than 100 days' notice or prior public disclosure of the date of such stockholders' meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of the date of such meeting or such public disclosure was made. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of common stock and preferred stock. A 75% vote is also required to amend or repeal any of the foregoing By-Law provisions. Such 75% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the board of directors.

        Our Restated Certificate of Incorporation and By-Laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. Any director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

        Our Restated Certificate of Incorporation empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (a) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, the estimated current value of our company in a freely negotiated transaction and the estimated future value of our company as an independent entity, and (b) the impact of such a transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

        The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

        Our Restated Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income and estate tax considerations relevant to purchasing, owning and disposing of the convertible notes and the common stock into which you may convert the convertible notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed below, and there accordingly can be no assurance that the IRS or a court will agree with the statements made or the conclusions reached herein.

        This discussion does not deal with all aspects of U.S. federal income or estate taxation that may be important to holders of the convertible notes or shares of the common stock received upon conversion, and it does not address any U.S. state or local or non-U.S. tax considerations. This discussion is limited to beneficial owners who hold the convertible notes and any shares of common stock received upon conversion as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular purchasers that may be subject to special rules, including, without limitation, banks, holders subject to the alternative minimum tax, tax-exempt organizations, certain former citizens or residents of the U.S., persons having a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, persons holding notes or common stock in a tax-deferred or tax-advantaged account, partnerships and other pass-through entities and investors in those entities, insurance companies, dealers in securities or currencies, persons receiving convertible notes in exchange for services, persons that will hold convertible notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons deemed to sell convertible notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the convertible notes who purchase the convertible notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the convertible notes. This discussion does not address the effect of the U.S. federal estate or gift tax laws, except as set forth below with respect to non-U.S. holders.

        If an entity taxed as a partnership for U.S. federal income tax purposes holds convertible notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding convertible notes or shares of common stock, you should consult your tax advisor.

        For the purpose of this discussion, a "U.S. holder" refers to a beneficial owner of a note or common stock who or which is:

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  an individual citizen or resident of the U.S.;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) or other entity created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" refers to any beneficial owner of a convertible note or common stock other than a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

        Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal, state, local and foreign tax consequences to them of the acquisition, ownership and disposition of the convertible notes and common stock, including the conversion of the convertible notes into shares of common stock, and the effect that their particular circumstances may have on these tax consequences.

Tax Considerations Applicable to U.S. Holders

Interest on Convertible Notes

        Interest paid on the convertible notes will be taxable to a U.S. holder as ordinary income at the time it is treated as received or accrued in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

        In certain circumstances (for example, in the event of certain fundamental changes), we may be obligated to pay to a holder amounts in excess of the stated interest and principal on the convertible notes. If those contingent payments were considered in determining the yield on the convertible notes under applicable Treasury regulations, U.S. holders would generally be required to accrue interest income at a rate higher than the stated interest rate on the convertible notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange, repurchase or retirement of the convertible notes before the resolution of the contingencies. Because we believe that the likelihood of occurrence of the circumstances requiring such additional payments is remote, we do not intend to treat those contingencies as affecting the yield of the convertible notes for these purposes. Our determination that those contingencies are remote is binding on you for federal income tax purposes unless you disclose your contrary position in a timely-filed tax return for the taxable year in which you acquire a convertible note. However, our determination is not binding on the IRS.

Conversion Price Adjustments

        The conversion price of the convertible notes is subject to adjustment under certain circumstances. Certain of those adjustments, such as the adjustment occurring on certain distributions of assets to holders of common stock (or, in certain cases, the failure to make an adjustment) or upon a fundamental change, may be treated as constructive distributions to a holder of convertible notes, to the extent that they increase the proportionate interest of the holder, on an as-converted basis, in our common stock. A holder may be treated as receiving a constructive distribution without regard to whether the holder ever exercises the conversion option and even though the holder does not receive any cash or other property as a result of the conversion price adjustment. Conversely, in certain circumstances in which we are not required to make a full adjustment to the conversion ratio of the convertible notes, and the failure to make a full adjustment increases the proportionate interests of holders of our common stock, the failure to make a full adjustment may be treated as a constructive distribution to the holders of common stock, even though they do not receive any cash or other property. A constructive distribution to the holders of convertible notes or common stock will be treated as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "Tax Considerations Applicable to U.S. Holders—Distributions on Common Stock."

Sale or Exchange of Convertible Notes or Shares of Common Stock

        In general, a U.S. holder of convertible notes will recognize capital gain or loss upon the sale, redemption, retirement or exchange of the convertible notes (other than a conversion, which will be treated as described under "Tax Considerations Applicable to U.S. Holders—Conversion of Convertible Notes") measured by the difference between:

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  the amount of cash and the fair market value of any property received, except to the extent attributable to the payment of accrued interest (which will be taxed as described under "Tax Considerations Applicable to U.S. Holders—Interest on Convertible Notes"), and

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  the U.S. holder's tax basis in the convertible notes.

        A U.S. holder's tax basis in the convertible notes generally will equal the cost of the convertible notes to the holder less any principal payments that the holder has received.

        In general, a U.S. holder of common stock into which convertible notes have been converted will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the convertible notes. Special rules may apply to certain redemptions of the common stock that may result in the amount paid being treated as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "Tax Considerations Applicable to U.S. Holders—Distributions on Common Stock." A U.S. holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

        Gain or loss on the disposition of the convertible notes or shares of common stock will be long-term capital gain or loss if the holding period of the convertible notes or the common stock so disposed of exceeds one year. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to reduced rates of taxation. Short-term capital gain, and all capital gain recognized by a corporate U.S. holder, is subject to tax at ordinary income tax rates.

Conversion of Convertible Notes

        Upon conversion of the convertible notes, we may deliver solely shares of our common stock, solely cash or a combination of cash and shares of our common stock, as described above under "Description of Notes—Conversion of Notes—Conversion Consideration."

        A U.S. holder of convertible notes generally will not recognize gain or loss on the conversion of the convertible notes solely into shares of common stock, other than cash received in lieu of fractional shares. The U.S. holder's tax basis in the shares of common stock received upon conversion of the convertible notes will be equal to the holder's aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of convertible notes generally will include the period during which the holder held the convertible notes prior to the conversion.

        Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in a capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

        If you surrender your convertible notes for conversion, we will have the right, at our option, to deliver, in lieu of the shares of common stock otherwise issuable, solely cash or a combination of cash and common stock as described above under "Description of Notes—Conversion of Notes—Conversion Consideration." In the event that we deliver solely cash upon such a conversion, the conversion will have the same tax consequences as a redemption of the convertible notes, as described above in "Tax Considerations Applicable to U.S. Holders—Sale or Exchange of Convertible Notes or Shares of Common Stock." However, in the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.

        Possible treatment as part conversion and part redemption.    The conversion of a convertible note into common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock (which will be treated in the manner described above). A U.S. holder's adjusted tax basis in the common stock received upon conversion generally would be equal to the portion of its adjusted tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder's holding period for such common stock generally would include the period during which the U.S. holder held the note.

        With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the convertible note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder's adjusted tax basis allocable to such portion of the note. Although the law on this point is not entirely clear, a U.S. holder would likely allocate its adjusted tax basis in a convertible note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

        Possible treatment as a recapitalization.    The conversion of a convertible note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize some or all of its gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above.

        If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange over (B) the U.S. holder's adjusted tax basis in the convertible notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares, which will be treated in the manner described above). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the portion of the basis attributable to a fractional share and the aggregate amount of cash (other than cash in lieu of fractional shares) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes.

        Gain or loss recognized on conversion of the convertible notes will be long-term capital gain if the U.S. holder has held the notes for more than one year. See "Tax Considerations Applicable to U.S. Holders—Sale or Exchange of Convertible Notes or Shares of Common Stock" above.

Distributions on Common Stock

        Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (if any) as determined under U.S. federal income tax principles. Dividends will be includible in income by a U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder's method of accounting. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction. Dividends on common stock received by noncorporate U.S. holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met.

        If a distribution on our common stock exceeds our current and accumulated earnings and profits, the excess will be treated first as a non-taxable return of capital reducing the U.S. holder's basis in the shares of common stock. Any remaining excess will be treated as capital gain.

Tax Considerations Applicable to Non-U.S. Holders

Interest on the Convertible Notes

        Generally, interest paid on the convertible notes to a non-U.S. holder will not be subject to U.S. federal income tax if:

  •
  the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

  •
  the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code or a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  the non-U.S. holder, under penalties of perjury, certifies that the owner is not a U.S. person and provides the owner's name and address.

        The certification described in the last clause above may be provided by the non-U.S. holder or by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under U.S. Treasury regulations, the certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, provided that the intermediary has entered into a withholding agreement with the IRS and other conditions are met. A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. The 30% rate may be reduced (or withholding may be eliminated altogether) under an applicable income tax treaty, if the non-U.S. holder complies with applicable certification requirements by providing a properly-executed IRS Form W-8BEN. Corporate non-U.S. holders that receive interest income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income.

Sale or Exchange of the Convertible Notes or Shares of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale, exchange or other disposition of the convertible notes or shares of common stock, unless:

  •
  the gain is, or is treated as, effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment of the non-U.S. holder in the U.S.;

  •
  in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes or common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale or exchange and other conditions are met; or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition, or the period such holder held the convertible notes or common stock; however, as long as our common stock is regularly traded on an established securities market, only non-U.S. holders who have held more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule.

Conversion of Convertible Notes

        We may deliver solely shares of our common stock, solely cash or a combination of cash and shares of our common stock upon conversion of the convertible notes, as described above under "Description of Notes—Conversion of Notes—Conversion Consideration." A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a convertible note into shares of common stock. To the extent a non-U.S. holder receives cash in lieu of shares or in lieu of a fractional share on conversion, the cash may give rise to gain that would be subject to the rules described above under "Tax Considerations Applicable to Non-U.S. Holders—Sale or Exchange of the Convertible Notes or Shares of Common Stock."

Distributions on Common Stock and Constructive Distributions

        Generally, any distribution on shares of common stock (including any constructive distribution on common stock or on the convertible notes, as described under "Tax Considerations Applicable to U.S. Holders—Conversion Price Adjustments," above) will be treated as a dividend, return of capital, or capital gain, as described under the heading "Tax Considerations Applicable to U.S. Holders—Distributions on Common Stock," above. A distribution that is treated as a dividend under those rules and that is received by a non-U.S. holder will be subject to U.S. federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder, in which case the dividend will instead generally be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, or unless an applicable income tax treaty reduces or eliminates the withholding tax and the non-U.S. holder complies with applicable certification requirements by providing a properly-executed IRS Form W-8BEN. A distribution to a non-U.S. holder that is treated as capital gain will be subject to the rules described above under "Tax Considerations Applicable to Non-U.S. Holders—Sale or Exchange of the Convertible Notes or Shares of Common Stock."

        Corporate non-U.S. holders that receive dividend income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income.

U.S. Federal Estate Taxes

        A convertible note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that:

  •
  the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  interest payments with respect to such convertible note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

        Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death (including stock treated as owned by such non-U.S. holder by reason of a transfer subject to certain retained powers, or by reason of any transfer within three years of death) will be included in the individual's estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Potential Application of Interest Deduction Disallowance Rules

Acquisition Indebtedness

        Under Section 279 of the Code, deductions otherwise allowable to a corporation for interest expense may be reduced or eliminated in the case of "corporate acquisition indebtedness," which is generally defined to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if either (i) the acquiring corporation has a debt to equity ratio (measured with reference to tax basis) that exceeds 2 to 1 or (ii) the projected earnings of the corporation (the average annual earnings, determined with certain adjustments, for the three-year period ending on the test date) do not exceed three times the annual interest costs of the corporation. Our deductions for interest on the convertible notes could be reduced or eliminated if the convertible notes meet the definition of corporate acquisition indebtedness in the year of issue. In addition, the convertible notes could become corporate acquisition indebtedness in a subsequent year if we initially meet the debt/equity ratio and earnings coverage tests, but later fail one or both tests in a year during which we issue additional indebtedness for corporate acquisitions. If we do not use any of our proceeds of the initial issuance and sale of the convertible notes as direct or indirect consideration for an acquisition of the stock or a substantial portion of the assets of another corporation none of the interest otherwise deductible with respect to the convertible notes will be disallowed under these rules. The availability of an interest deduction with respect to the convertible notes was not determinative in our issuance of the notes.

Section 163(l) of the Code

        Under Section 163(l) of the Code, the deduction otherwise available for interest paid or accrued on indebtedness is disallowed if the indebtedness is "payable in equity" of the issuer or a related party. Debt is treated as "payable in equity" of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the issuer's equity. These arrangements include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history of Section 163(l) of the Code indicates that it is not expected that the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. It is not clear how the conversion feature of the convertible notes will be treated under these rules. The availability of an interest deduction with respect to the convertible notes was not determinative in our issuance of the notes.

Information Reporting and Backup Withholding

        Backup withholding of U.S. federal income tax (currently, at a rate of 28%) and information reporting to the IRS may apply to payments with respect to a convertible note or common stock to a U.S. holder, unless the U.S. holder establishes that the holder is an exempt recipient or otherwise establishes an exemption.

        In the case of payments of interest on a convertible note to a non-U.S. holder, backup withholding and information reporting will not apply to payments with respect to which either the requisite certification has been received or an exemption has otherwise been established, provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. holder or that the conditions of any other exemption are not in fact satisfied.

        Dividends on the common stock paid to non-U.S. holders that are subject to the 30% U.S. withholding tax, as described above, generally will be exempt from backup withholding but will be subject to certain information reporting requirements.

        Payments of the proceeds of the sale of a convertible note or common stock effected by or through a foreign office of a U.S. holder or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) or a foreign partnership (if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business) are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

        Payments to a non-U.S. holder of the proceeds of the sale of a convertible note or common stock effected by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of a convertible note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

        Prospective purchasers should consult with their own tax advisors regarding the application of the backup withholding rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the convertible notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of convertible notes indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Principal Amount of Convertible Notes
Goldman, Sachs & Co.	$260,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	32,500,000
Pacific Growth Equities, LLC	32,500,000

Total	$325,000,000

        The underwriters are committed to take and pay for all of the convertible notes being offered, if any are taken, other than the convertible notes covered by the option described below unless and until this option is exercised.

        If the underwriters sell more convertible notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $25,000,000 in aggregate principal amount of convertible notes from us to cover such sales. They may exercise that option for 30 days. To the extent that the underwriters exercise this option, the underwriters will severally purchase convertible notes in approximately the same proportion as set forth in the table above.

        The following table shows the per note and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional $25,000,000 in aggregate principal amount of convertible notes.

Paid by Us	No Exercise	Full Exercise
Per convertible note	3.00%	3.00%
Total	$9,750,000	$10,500,000

        We and our directors and executive officers have agreed, during the period beginning on the date of this prospectus and continuing until the date 90 days after the date of this prospectus, and subject to limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the convertible notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of Goldman, Sachs & Co.

        Convertible notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any convertible notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.80% of the principal amount of convertible notes. If all the convertible notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        The convertible notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the convertible notes but the underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the convertible notes.

        In connection with the offering, the underwriters may purchase and sell convertible notes and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of convertible notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the convertible notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Goldman, Sachs & Co. or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the convertible notes. As a result, the price of the convertible notes and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of convertible notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the convertible notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of convertible notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of convertible notes to the public" in relation to any convertible notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the convertible notes to be offered so as to enable an investor to decide to purchase or subscribe the convertible notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the convertible notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the convertible notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the FSMA) by us;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the convertible notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (c)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the convertible notes in, from or otherwise involving the United Kingdom.

        The convertible notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the convertible notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to convertible notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the convertible notes may not be circulated or distributed, nor may the convertible notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the convertible notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries'

rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the convertible notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $425,000.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

        We have filed a Registration Statement on Form S-3 under the Securities Act of 1933, or the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above and through the SEC's website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are incorporating by reference into this prospectus documents and information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  •
  Current Reports on Form 8-K filed with the SEC on January 27, 2006, February 1, 2006, March 9, 2006, March 29, 2006, May 30, 2006 and May 31, 2006;

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description;

  •
  the description of the preferred stock purchase rights for our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 2, 1999, including any amendments or reports filed for the purpose of updating that description; and

  •
  all of our filings pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of filing of this prospectus and prior to the termination of this offering.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

                Cubist Pharmaceuticals, Inc.
                65 Hayden Avenue
                Lexington, MA 02421
                Attn: Investor Relations
                (781) 860-8100
                e-mail: ir@cubist.com

EXPERTS

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report of Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the notes, and the shares of common stock issuable upon conversion of the notes, will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Julio E. Vega, a partner at Bingham McCutchen LLP, is an Assistant Secretary of Cubist. Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York, will pass upon legal matters in connection with this offering for the underwriters.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any authorized free writing prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the convertible notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$325,000,000

Cubist
Pharmaceuticals, Inc.

2.25% Convertible Subordinated
Notes due June 15, 2013

Goldman, Sachs & Co.

Merrill Lynch & Co.

Pacific Growth Equities, LLC